UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-2

A10 NETWORKS, INC.
(Name of Registrant as Specified In Its Charter)

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A10 NETWORKS, INC.
2300 ORCHARD PARKWAY
SAN JOSE, CALIFORNIA 95131
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 12 p.m. Pacific Time on Thursday, April 17, 2025
Dear Stockholders of A10 Networks, Inc.:
The 2025 Annual Meeting of stockholders (the “Annual Meeting”) of A10 Networks, Inc., a Delaware corporation, will be held on Thursday, April 17, 2025 at 12:00 p.m. Pacific Time, at 2300 Orchard Parkway, San Jose, California 95131, for the following purposes, as more fully described in the accompanying proxy statement:
1.
To elect each of the director nominees named in the accompanying proxy statement, to serve until the 2026 annual meeting of stockholders and until their successors are duly elected and qualified, subject to earlier resignation or removal;

2.	To approve an amendment to our 2014 Employee Stock Purchase Plan to increase the number of shares available for issuance by 2,500,000 shares;
3.	To approve, on an advisory and non-binding basis, the compensation of our named executive officers as described in the accompanying proxy statement;
4.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025; and
5.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
Our board of directors has fixed the close of business on February 21, 2025 as the record date for the Annual Meeting. Only stockholders of record on February 21, 2025 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement. If you plan on attending the Annual Meeting as a stockholder, please follow the instructions on page 49 of the proxy statement.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON APRIL 17, 2025 – THE PROXY STATEMENT AND ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT http://www.proxyvote.com. We are mailing a notice of availability over the Internet of the proxy materials which contains instructions on how to access our proxy materials on the Internet, as well as instructions on obtaining a paper copy.
Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail.
We appreciate your continued support of A10 Networks, Inc. and look forward to either greeting you personally at the Annual Meeting or receiving your proxy.

By order of the Board of Directors,

Dhrupad Trivedi
President, Chief Executive Officer and Chairperson
San Jose, California
March 5, 2025

Page
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	2
Nominees for Director	3
Director Independence	4
Board Leadership Structure	4
Lead Independent Director	5
Board Meetings and Committees	5
Compensation Committee Interlocks and Insider Participation	7
Considerations in Evaluating Director Nominees	7
Stockholder Recommendations for Nominations to the Board of Directors	7
Communications with the Board of Directors	8
Corporate Governance Guidelines and Code of Business Conduct and Ethics	8
Insider Trading Policy	8
Stockholder Engagement	8
Compensation Governance	9
Risk Management	9
Director Compensation	12
PROPOSAL NO. 1 ELECTION OF DIRECTORS	14
Nominees	14
Vote Required	14
PROPOSAL NO. 2 APPROVAL OF AN AMENDMENT TO OUR 2014 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE BY 2,500,000 SHARES	15
Background of the ESPP	15
Reasons to Vote for the Proposal	16
Summary of the ESPP	16
Number of Shares Purchased by Certain Individuals and Groups	18
Summary of U.S. Federal Income Tax Consequences	19
Summary	19
Vote Required	19
PROPOSAL NO. 3 ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS	20
Vote Required	20
PROPOSAL NO. 4 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	21
Change in Independent Registered Public Accounting Firm	21
Fees Paid to the Independent Registered Public Accounting Firm	22
Auditor Independence	22
Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm	22
Vote Required	23
REPORT OF THE AUDIT COMMITTEE	24
EXECUTIVE OFFICERS	25
EXECUTIVE COMPENSATION	26
Compensation Discussion and Analysis	26
Executive Summary	26
What Guides Our Program	28
2024 Executive Compensation Program in Detail	29
Other Compensation Practices, Policies and Guidelines	32
Compensation Committee Report	34
Fiscal 2024 Summary Compensation Table	34

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A10 NETWORKS, INC.
PROXY STATEMENT
FOR 2025 ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 12:00 p.m. Pacific Time on Thursday, April 17, 2025
This proxy statement and the form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the 2025 Annual Meeting of stockholders of A10 Networks, Inc., a Delaware corporation (the “Company,” “we,” “our” or “us”), and any postponements, adjournments or continuations thereof (the “Annual Meeting”). The Annual Meeting will be held on Thursday, April 17, 2025 at 12:00 p.m. Pacific Time, at 2300 Orchard Parkway, San Jose, California 95131. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report is first being mailed on or about March 5, 2025 to all stockholders entitled to vote at the Annual Meeting.
Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Our business affairs are managed under the direction of the board of directors of the Company (the “board”), which is currently composed of five members and has the following characteristics:
•	Director Independence. 4 of the 5 individuals currently serving as directors are independent within the meaning of the listing standards of the New York Stock Exchange.
•	Declassified Board. All directors are elected annually.
•	Director Tenure. Our directors are not long service directors. 3 of 5 directors have less than 6 years of tenure. The average tenure of our directors is approximately 6.4 years.
•	Director Age. Average age of our directors is approximately 57 years.
•
Director Skills. Our directors have the following diverse experiences and perspectives in areas that we believe are critical to the success of our business and to the creation of sustainable stockholder value:

•	Director Diversity. 60% of our directors currently self-identify as being from one or multiple diverse groups, including gender.

The following table sets forth the names, ages and certain other information for each of our directors and director nominees as of March 5, 2025:

Name	Age	Director Since	Position
Dhrupad Trivedi	58	2019	President, Chief Executive Officer and Chairperson
Tor R. Braham(1)	67	2018	Director
Peter Y. Chung(1)(2)(3)	57	2013	Director
Eric Singer(1)(2)(3)	51	2019	Director
Dana Wolf(2)	50	2022	Director

(1)	Member of our audit committee
(2)	Member of our compensation committee
(3)	Member of our nominating and corporate governance committee

Nominees for Director
Dhrupad Trivedi joined A10 Networks, Inc. in December 2019 as President and Chief Executive Officer. Mr. Trivedi was also appointed as a member of our board of directors in December 2019 and as Chairperson of our board of directors in September 2020. From March 2013 to November 2019, Mr. Trivedi served as President, Network Solutions – Industrial IT/IOT and Cybersecurity at Belden Inc. (NYSE: BDC), a manufacturer of networking, connectivity, and cable products, where he also served as a Corporate Vice President from January 2010 to March 2013. Prior to this, he held multiple general management and corporate development roles at JDS Uniphase Corporation. Mr. Trivedi holds a Ph.D. in electrical engineering from the University of Massachusetts, Amherst, a master’s degree in electrical engineering from the University of Alabama and an MBA in finance from Duke University. Mr. Trivedi brings global leadership experience across multiple businesses and is passionate about driving leading technology businesses to win by creating value for customers.
Tor R. Braham has served as a member of our board of directors since March 2018. He also served as a director of Viavi Solutions Inc. (Nasdaq: VIAV), a network and service enablement and optical coatings company from May 2017 to November 2024. Mr. Braham is also Of Counsel to the law firm of King, Holmes, Paterno and Soriano, LLP. He previously served as a member of the board of directors of Yahoo! Inc., a provider of web services from April 2016 to June 2017, Altaba, Inc., a publicly traded investment company from June 2017 to December 2021, NetApp, Inc. (Nasdaq: NTAP), a computer storage and data management company, from September 2013 to March 2016, Sigma Designs, Inc., an integrated circuit provider for the home entertainment market, from June 2014 to August 2016, Live Oak Acquisition Corp (NYSE: DNMR) from February 2020 to December 2020, and Live Oak Acquisition Corp II (NYSE: LOKB), from December 2020 to October 2021. Mr. Braham served as Managing Director and Global Head of Technology Mergers and Acquisitions for Deutsche Bank Securities Inc., an investment bank, from 2004 until November 2012. From 2000 to 2004, he served as Managing Director and Co-Head of West Coast U.S. Technology, Mergers and Acquisitions for Credit Suisse First Boston, an investment bank. Prior to that role, Mr. Braham served as an investment banker with Warburg Dillon Read LLC and as an attorney at Wilson Sonsini Goodrich & Rosati. Mr. Braham holds a J.D. from New York University School of Law and a B.A. from Columbia College. Mr. Braham has specific attributes that qualify him to serve as a member of our board of directors, including his extensive financial experience and knowledge of the technology industry gained through his service as an investment banker and lawyer to technology companies, as well as his service on public and private company boards.
Peter Y. Chung has served as a member of our board of directors since June 2013. Mr. Chung is a Managing Director and Chief Executive Officer of Summit Partners, L.P., where he has been employed since 1994. He is currently a director of MACOM Technology Solutions Holdings, Inc. (Nasdaq: MTSI) as well as several privately held companies. Mr. Chung previously served as a member of the board of directors of Acacia Communications, Inc. from April 2013 to March 2021. Mr. Chung has an MBA from the Stanford University Graduate School of Business and an A.B. in economics from Harvard University. Mr. Chung has specific attributes that qualify him to serve as a member of our board of directors, including his experience in private equity and venture capital investing and in the communications technology sector, as well as his prior service on public and private company boards.
Eric Singer has served as a member of our board of directors since July 2019 and as our lead independent director since September 2021. Mr. Singer was appointed as a director of Barnes and Noble Education (NYSE: BNED) in June 2024. Mr. Singer has served as the Chief Executive Officer of Immersion Corporation (Nasdaq: IMMR), a developer and licensor of touch feedback technology, since January 2023, as a member of their board of directors since March 2020, and as Executive Chairman since August 2020. Mr. Singer has served as a member of the board of directors of Universal Electronics (Nasdaq: UEIC) since December 2023. Mr. Singer was the founder and Managing Member of VIEX Capital Advisors, LLC, a securities investment firm from 2014 until December 2022. In addition to a long track record as a successful investor in technology companies, Mr. Singer has substantial experience serving on public boards, assisting them in creating and expanding stockholder value. Mr. Singer previously served on the boards of directors of Quantum Corporation (Nasdaq: QMCO), a video data storage and management company, Numerex Corp., a provider of managed machine-to-machine enterprise solutions enabling the Internet of Things, RhythmOne plc and YuMe, Inc., each a provider of brand video advertising software and audience data, Support.com, Inc., a provider of tech support and support center services, Meru Networks, Inc., a Wi-Fi network solutions company, PLX Technology, Inc., a PCI Express and ethernet semiconductor company, and Sigma, among other companies. Mr. Singer has a B.A. from Brandeis University. Mr. Singer has specific attributes that qualify him to serve as a member of our board of directors, including his extensive financial and operating experience and knowledge of the technology industry gained through his service on numerous public and private company boards.

Dana Wolf has served as a member of our board of directors since June 2022. Ms. Wolf is currently the Chief Executive Officer, Co-Founder and member of the board of directors of YeshID, an identity and access management provider. From August 2017 to November 2021, she served as Senior Vice President of Product & Marketing at Fastly Inc. (NYSE: FSLV), a global edge cloud network provider. From August 2013 to August 2017, she was the Head of Product for the cloud security product lines at OpenDNS, Inc. (acquired by Cisco Systems, Inc. (Nasdaq: CSCO)), a company providing domain name system resolution services. Ms. Wolf has over 18 years of experience in the security space, holding both product and engineering leadership roles at both Rapid7 Inc. (Nasdaq: RPD), a cyber security analytics and automation services company, and RSA Security LLC, a computer and network security company with a focus on protecting and managing online identities and digital assets. Ms. Wolf holds a B.A. from Lawrence University in Mathematics, Computer Science and Theatre and an MBA (High Tech) from Northeastern University. Ms. Wolf has specific attributes that qualify her to serve as a member of our board of directors, including her extensive experience in the cyber security industry and cloud-based businesses.
Director Independence
Our common stock is listed on the New York Stock Exchange. Under the listing standards of the New York Stock Exchange, independent directors must comprise a majority of a listed company’s board of directors. In addition, the listing standards of the New York Stock Exchange require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under the listing standards of the New York Stock Exchange, a director will only qualify as an “independent director” if, in the opinion of that listed company’s board of directors, that director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the listing standards of the New York Stock Exchange. In addition, compensation committee members must also satisfy the independence criteria set forth under the listing standards of the New York Stock Exchange.
Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, our board of directors has determined that all of our directors other than Mr. Trivedi, our Chief Executive Officer, are “independent” as that term is defined under the listing standards of the New York Stock Exchange and do not have any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the board considered the current and prior relationships that each director has with our company and all other facts and circumstances our board of directors deemed relevant in determining his or her independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving him or her described in the section titled “Related Person Transactions.”
Board Leadership Structure
The board is committed to strong, independent board leadership and oversight of management’s performance. The board believes that whether to have the same person occupy the offices of Chairperson of the board and Chief Executive Officer should be decided by the board, from time to time, in its business judgment after considering relevant factors, including the specific needs of the business and what is in the best interests of our stockholders. If the Chairperson is an employee, the board may appoint a lead independent director to help ensure robust independent leadership on the board.
The Chairperson of the board has the powers and duties customarily and usually associated with the office of the chairperson of the board, including setting the schedule and agenda for board meetings and presiding at meetings of the board and meetings of our stockholders, unless a Chairperson of a stockholder meeting is otherwise appointed by the board. The Chairperson also has the authority to call special meetings of our stockholders. If our Chairperson is an independent, non-employee director, the Chairperson has the responsibilities of the lead independent director.
Mr. Trivedi currently serves as both Chairperson of our board and our Chief Executive Officer. Our board believes that the current board leadership structure provides effective independent oversight of management while allowing our board and management to benefit from Mr. Trivedi’s leadership and years of experience as an executive in multiple global high technology industries including networking, cloud, IOT and cybersecurity. Mr. Trivedi is best positioned to identify strategic priorities, lead critical discussion and execute our strategy and business plans. Mr. Trivedi possesses detailed in-depth knowledge of the issues, opportunities, and challenges facing the Company.

Lead Independent Director
Our lead independent director has the responsibility to schedule and prepare agendas for meetings of the outside directors. The lead independent director may communicate with our Chief Executive Officer, disseminate information to the rest of the board in a timely manner, raise issues with management on behalf of the outside directors when appropriate, and facilitate communications between management and the outside directors. In addition, the lead independent director may have other responsibilities, including calling meetings of outside directors when necessary and appropriate, being available, when appropriate, for consultation and direct communication with our stockholders, building a productive relationship between the board and the Chief Executive Officer, ensuring the board fulfills its oversight responsibilities in our strategy, risk oversight and succession planning, and performing such other duties as the board may from time to time designate.
Mr. Singer serves as our lead independent director. In this role, Mr. Singer presides over periodic meetings of our independent directors, serves as a liaison between our Chairperson of the board and the independent directors, and performs such additional duties as the board may otherwise determine and delegate.
Board Meetings and Committees
During our fiscal year ended December 31, 2024, the board held six (6) meetings (including regularly scheduled and special meetings) and acted by written consent seven (7) times. Throughout the year, directors met frequently to discuss our operations, strategic matters and other business. In many instances, these meetings resulted in formal board action approved by unanimous written consent. In other instances, these meetings resulted in the board providing input to our management team throughout the year. No director attended fewer than 75% of the aggregate of (i) the total number of meetings of the board held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of the board on which he or she served during the periods that he or she served.
Although we do not have a formal policy regarding attendance by members of the board at annual meetings of stockholders, we encourage, but do not require, our directors to attend. All of our directors attended our 2024 annual meeting of stockholders. The board has established three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each of these committees is described below. Members will serve on these committees until their resignation or until as otherwise determined by the board.
Audit Committee
The audit committee is currently comprised of Messrs. Braham, Chung and Singer. Mr. Braham is the chair of the audit committee. The board has determined that each of the members of this committee satisfies the requirements for independence and financial literacy under the applicable rules and regulations of the New York Stock Exchange and the SEC. The board has also determined that Mr. Braham and Mr. Chung each qualify as an “audit committee financial expert” as defined in the SEC rules and each satisfy the financial sophistication requirements of the New York Stock Exchange.
The audit committee is responsible for, among other things:
•	selecting and hiring our registered public accounting firm;
•	evaluating the performance and independence of our registered public accounting firm;
•	approving the audit and pre-approving any non-audit services to be performed by our registered public accounting firm;
•	reviewing our financial statements and related disclosures and reviewing our critical accounting policies and practices;
•	reviewing the adequacy and effectiveness of our internal control policies and procedures and our disclosure controls and procedures;
•	overseeing procedures for the treatment of complaints on accounting, internal accounting controls, or audit matters;
•	overseeing, monitoring and coordinating with regard to risk management, including those relating to enterprise risk management (ERM) and cybersecurity;

•	reviewing and discussing with management and the independent registered public accounting firm the results of our annual audit, our quarterly financial statements, and our publicly filed reports;
•	reviewing and approving in advance any proposed related person transactions; and
•	preparing the audit committee report to be included in our annual proxy statement as required by the SEC.
The audit committee operates under a written charter that satisfies the applicable standards of the SEC and the New York Stock Exchange. A copy of the charter of the audit committee is available on our website at https://investors.a10networks.com/. During 2024, the audit committee held six (6) meetings and acted by written consent two (2) times.
Compensation Committee
The compensation committee currently consists of Messrs. Chung and Singer and Ms. Wolf. Mr. Chung is the chair of the compensation committee. The board has determined that each member of this committee is independent under the applicable rules and regulations of the New York Stock Exchange and the SEC, a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended.
The compensation committee is responsible for, among other things:
•
reviewing and approving our Chief Executive Officer’s and other executive officers’ annual base salaries, incentive compensation plans, including the specific goals and amounts, equity compensation, employment agreements, severance arrangements and change in control agreements, and any other benefits, compensation or arrangements;

•	evaluating director compensation and making recommendations to the board regarding such compensation;
•	administering our equity compensation plans;
•	overseeing our overall compensation philosophy, compensation plans, and benefits programs; and
•	preparing the compensation committee report to be included in our form 10-K or annual proxy statement as required by the SEC.
The compensation committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the New York Stock Exchange. A copy of the charter of the compensation committee is available on our website at https://investors.a10networks.com/. During 2024, the compensation committee held four (4) meetings and acted by written consent eight (8) times.
Nominating and Corporate Governance Committee
The nominating and corporate governance committee currently consists of Messrs. Chung and Singer. Mr. Singer is the chair of the nominating and corporate governance committee. The board has determined that each member of this committee meets the requirements for independence under the rules of the New York Stock Exchange.
The nominating and corporate governance committee is responsible for, among other things:
•	evaluating and making recommendations regarding the composition, organization, and governance of the board and its committees;
•	evaluating and making recommendations regarding the development, oversight, and implementation of the Company’s Environmental, Social, and Governance (“ESG”) policies, programs, and practices;
•
evaluating and making recommendations regarding the policies, programs, practices, and reports concerning ESG, including sustainability, environmental protection, community and social responsibility, and human rights;

•	evaluating and making recommendations regarding the creation of additional committees or the change in mandate or dissolution of committees;
•	reviewing and making recommendations with regard to our corporate governance guidelines and compliance with laws and regulations; and

•
reviewing actual and potential conflicts of interest of our directors and corporate officers, other than related person transactions reviewed by the audit committee and approving or prohibiting any involvement of such persons in matters that may involve a conflict of interest.

The nominating and corporate governance committee operates under a written charter that satisfies the applicable listing standards of the New York Stock Exchange. A copy of the charter of the nominating and corporate governance committee is available on our website at https://investors.a10networks.com/. During 2024, the nominating and corporate governance committee held four (4) meetings and acted by written consent one (1) time.
Compensation Committee Interlocks and Insider Participation
Messrs. Chung and Singer and Ms. Wolf are the current members of our compensation committee. None of the members of our compensation committee is or has been one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the compensation committee or director (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our compensation committee or the board.
Considerations in Evaluating Director Nominees
Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, our nominating and corporate governance committee will consider the current size and composition of the board and the needs of the board and the respective committees of the board. Some of the qualifications that our nominating and corporate governance committee considers include, without limitation, issues of character, integrity, judgment, diversity (including, but not limited to, diversity of gender, ethnicity, race, international background and life experience), independence, area of expertise, corporate experience, length of service, potential conflicts of interest and other commitments. Nominees must also have the ability to offer advice and guidance to our Chief Executive Officer based on past experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. Director candidates must have sufficient time available in the judgment of our nominating and corporate governance committee to perform all board of director and committee responsibilities. Members of the board are expected to prepare for, attend, and participate in all board of director and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although our nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.
Although the board does not maintain a specific policy with respect to board diversity, the board believes that our board should be a diverse body, and our nominating and corporate governance committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, our nominating and corporate governance committee takes into account the benefits of diverse viewpoints. Our nominating and corporate governance committee also considers these and other factors as it oversees the annual board of director and committee evaluations. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to the full board the director nominees for selection. The Company is committed to diversity at all levels, including with our directors, and our nominating and corporate governance committee is committed to considering diversity, including gender diversity, in identifying future candidates for nomination to the board. Sixty percent of our directors self-identify as being from one or multiple diverse groups.
Stockholder Recommendations for Nominations to the Board of Directors
Our nominating and corporate governance committee will consider candidates for director recommended by stockholders so long as such recommendations comply with our amended and restated certificate of incorporation currently in effect and amended and restated bylaws (the “bylaws”) and applicable laws, rules and regulations, including those promulgated by the SEC. The nominating and corporate governance committee will evaluate such recommendations in accordance with its charter, our amended and restated bylaws, our policies and procedures for director candidates, as well as the regular director nominee criteria described above. This process is designed to ensure that the board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our Secretary in writing. Such recommendations must include, amongst other things provided in our bylaws and under Section 14 of the Exchange Act, information about the candidate, evidence of the recommending stockholder’s ownership of our common stock and a signed letter from the candidate confirming willingness to serve on the board. Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors.
Any nomination should be sent in writing to our Secretary at A10 Networks, Inc., 2300 Orchard Parkway, San Jose, CA 95131. If we hold the 2026 annual meeting of stockholders no more than 30 days before or after the one-year anniversary of this year’s Annual Meeting, then our Secretary must receive the written nomination;
•	no earlier than December 20, 2025; and
•	no later than the close of business on January 19, 2026.
If we hold the 2026 annual meeting more than 30 days before or after the one-year anniversary of this year’s Annual Meeting, then our Secretary must receive the written nomination no earlier than the close of business on the 120th day before the actual date of the 2026 annual meeting and no later than the close of business on the later of the following two dates:
•	the 90th day prior to the 2026 annual meeting; or
•	the 10th day following the day on which we first announce publicly the date of the 2026 annual meeting.
In addition, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934 no later than February 16, 2026.
Communications with the Board of Directors
Interested parties wishing to communicate with the board or with an individual member or members of the board may do so by writing to the board or to the particular member or members of the board, and mailing the correspondence to our General Counsel at A10 Networks, Inc., 2300 Orchard Parkway, San Jose, CA 95131, Attn: General Counsel. Each communication should set forth (i) the name and address of the stockholder, as it appears on our books, and if the shares of our common stock are held by a nominee, the name and address of the beneficial owner of such shares, and (ii) the number of shares of our common stock that are owned of record by the record holder and beneficially by the beneficial owner.
Our General Counsel, in consultation with appropriate members of the board as necessary, will review all incoming communications and, if appropriate, forward such communications to the member or members of our board of directors to whom such communications were directed, or if none is specified, to the Chairperson of the board.
Corporate Governance Guidelines and Code of Business Conduct and Ethics
The board has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, the board has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The full text of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics is posted on the Corporate Governance portion of our website under “Governance –Governance Documents” at https://investors.a10networks.com/. We will post amendments to our Code of Business Conduct and Ethics or waivers of our Code of Business Conduct and Ethics for directors and executive officers on the same website.
Insider Trading Policy
The Company has an insider trading policy governing the purchase, sale and other dispositions of the Company’s securities that applies to the Company and its personnel, including officers, directors, employees and agents, and other covered persons (the “Insider Trading Policy”). The Company believes that the Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and listing standards applicable to the Company. A copy of the Insider Trading Policy is filed as Exhibit 19.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
Stockholder Engagement
We maintain an open and collaborative dialogue with our stockholders. Our relationship with our stockholders, the owners of our Company, is a vital part of our success and our executive leadership team believes that active engagement with our investors is an important source of strategic insight. Our stockholders’ views are shared with our Board, and integrated in discussions related to our strategy, operational performance, financial results, governance, compensation, and related matters. Direct and open stockholder engagement drives increased corporate accountability, improves decision making, and ultimately creates long-term value. Our management team provides regular updates to our Board regarding feedback that is received from those that own our shares.
During 2024, we conducted an extensive stockholder outreach effort which included reaching out to stockholders representing over 36% of our outstanding shares, including in person meetings, one-on-one calls or video conferences with approximately 32% of our top-25 largest stockholders to solicit their feedback and hear their views on the Company’s practices and policies as we evolve. Our Chief Executive Officer and Chief Financial Officer participated in these conversations. In addition to these conversations, we maintain ongoing dialogue with many of our investors through our investor relations program and have increased our effort to engage with stewardship and governance contacts throughout the year.
Compensation Governance
Hedging and Pledging
Pursuant to the Insider Trading Policy, all employees (including directors) are prohibited from engaging in transactions in publicly traded options and other derivative securities with respect to our common stock, including any hedging or similar transaction designed to decrease the risks associated with holding company securities. Our directors and named executive officers are also prohibited from pledging company securities as collateral or holding company securities in a margin account.
Clawback Policy
Our Executive Compensation Recoupment Policy provides for the recoupment of excess incentive compensation paid to executive officers, including the named executive officers, in the event of an accounting restatement due to material noncompliance with financial reporting requirements in accordance with New York Stock Exchange listing standards and Exchange Act Rule 10D-1.
Risk Management
Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the company faces, while the board, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, the board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.
The board believes that open communication between management and the board is essential for effective risk management and oversight. The board meets with our Chief Executive Officer and other members of the senior management team at quarterly meetings of the board, where, among other topics, they discuss strategy and risks facing the Company, as well as at such other times as they deemed appropriate.
While the board is ultimately responsible for risk oversight, our board committees assist the board in fulfilling its oversight responsibilities in certain areas of risk. Our audit committee assists the board in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting, disclosure controls and procedures, legal and regulatory compliance and cybersecurity, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. Our audit committee also reviews our major financial risk exposures and the steps management has taken to monitor and control these exposures. Our audit committee also monitors certain key risks on a regular basis throughout the fiscal year, such as risks associated with internal control over financial reporting and liquidity risk. Our nominating and corporate governance committee assists the board in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and corporate governance. Our compensation committee assesses risks created by the incentives inherent in our compensation policies. Finally, the board reviews strategic and operational risk in the context of reports from the management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions.

Cybersecurity
Protecting the privacy and integrity of information and preventing cybercrimes is a key focus of the Company. The Company is committed to providing networking solutions that enable next-generation networks focused on reliability, availability, scalability and cybersecurity. As cyberattacks increase in volume and complexity, we integrate security as a key attribute in our solutions that further enable our customers to continue to adapt to market trends in cloud, internet of things and the ever-increasing need for more data, building upon our strong global footprint and leadership in application and network infrastructure.
The board, executive management, and audit committee are actively engaged in the oversight of information technology (“IT”) risk management, including cybersecurity risk. Executive management and the audit committee share responsibility for overseeing our risk exposure to information security, cybersecurity, and data protection, as well as the steps management has taken to monitor and control such exposure. The board, executive management, and the audit committee receive quarterly reports on IT controls and information security. Additionally, on at least an annual basis, our audit committee reviews and discusses with management our policies and programs with respect to the oversight of IT risk and cybersecurity threats.
Oversight for assessing and managing cybersecurity risk is performed by our IT cybersecurity team, with additional oversight performed by our human resources, internal audit and legal departments. Our executive management is briefed at least quarterly by these teams. Members of the board, audit committee, and executive management are also encouraged to regularly engage in ad hoc conversations with management on cybersecurity-related news events and discuss any updates to our cybersecurity risk management and strategy programs.
The board, executive management, and audit committee are notified of any significant cybersecurity incidents through an escalation process that is established in our incident response plan and incorporated into our disclosure controls and procedures. Additionally, we maintain a third-party vendor relationship that is available for on-demand incident response and investigation, as needed.
Corporate Social Responsibility

We are committed to maintaining the highest standards of ethics and corporate governance, and to fostering a diverse and inclusive workforce. We believe these practices will deliver the highest value for our employees, customers, partners and stockholders. Our global footprint provides an additional level of sustainability for business performance, and we carry through this responsibility across all our global locations. For this reason, we have an ESG policy to ensure that our Company is working towards continuing to a sustainable future in the following areas:
Environment
We are committed to business practices that preserve the environment, recognizing its fundamental role in sustaining our society and economy. We adhere to and strive to exceed all legal and compliance requirements related to our people, products, and operations. Additionally, we aim to deliver products and services that minimize environmental impact across our entire value chain.
•
Environmental Sustainability Policy: We have adopted an Environmental Sustainability Policy, which can be accessed on our Investor Relations page under Corporate Responsibility https://investors.a10networks.com/.

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Ongoing Environmental Initiatives: We continuously evaluate environmental initiatives to further develop our corporate policies and objectives. One such initiative is a sustainability project focused on reducing carbon emissions. We have engaged a sustainability expert and established 2019 as the baseline year for our 10-year carbon reduction plan. This strategy aligns with the 1.5"C initiative scope protocols.

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Sustainable Facilities & Energy Efficiency: Our corporate headquarters in San Jose, California, complies with the California Building Energy Efficiency Standards (Title 24) to reduce wasteful and unnecessary energy consumption. We have also planned for increased use of renewable energy in partnership with PG&E. Additionally, we provide EV charging stations for employees and visitors and facilitate recycling and proper disposal of e-waste, in accordance with local requirements.

•
Conflict Minerals Supply Chain Policy: Under our Conflict Minerals Supply Chain Policy, we expect/inspect our suppliers to comply with our standards for responsible sourcing of minerals from conflict-affected and high-risk areas. Suppliers must cooperate with our due diligence inquiries, information requests, and certifications to meet reporting and disclosure obligations and ensure they do not knowingly contribute to local conflict or human rights abuses.

Social
We believe in fostering a diverse and inclusive environment for employees, as well as encouraging diversity and inclusion within the customer and partner ecosystem, and our community at large. We strive to create a corporate culture that values diverse backgrounds and innovative thinking. We stand against all discrimination as stated in our Statement Against Discrimination.
•	We have implemented Diversity, Equal Opportunity, and Inclusion action planning teams focused on analysis from diversity surveys and focus groups.
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We offer a variety of training programs, such as engineering and product line management training, individual career development and coaching, training for sales and marketing and internship programs. Our training and employment opportunities aim to address both our business needs as well as employee growth.

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We are committed to providing a work environment free from unlawful harassment and we prohibit all employees from engaging in harassment whether directed toward other employees or non-employees with whom we have a business, service, or professional relationship. Periodic training on our code of conduct and harassment policies is required.

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We strive to be compliant with data privacy statutes globally. As a network security vendor, we review and apply security best practices. This includes onsite physical security of buildings and employees.

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We offer an attractive and competitive mix of compensation and benefit plans to support our employees and their families’ physical, mental, and financial well-being. We believe that we employ a fair and merit-based total compensation system for our employees. Employees are generally eligible for medical, dental, vision, wellness and other comprehensive benefits, most of which become effective on their start date.

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Almost all employees have an opportunity to acquire an ownership interest in our Company, and there are several programs that provide employees with the ability to own our stock. Generally, more than 90% of our employees participates in at least one of our stock programs, which almost all employees can participate in. Our discounted stock purchase program helps to build an employee ownership and inclusion mentality. The Company supports the United Nations Global Compact and the protection of internationally proclaimed human rights and labor standards. As such, and as stated in our Statement Against Modern Slavery and other policies, the Company:
○	Strictly prohibits human trafficking and child labor;
○	Provides compensation fairly and in accordance with local laws;
○	Expects workloads and workdays to be reasonable and in compliance with local laws;
○	Will not allow harsh or inhumane treatment of its workers; and
○	Will encourage and comport with the principles that enable working environments that are free from harassment and discrimination.
Governance
We are committed to building strong corporate governance guidelines based on best practices within our industry, changing requirements, and feedback from employees, customers, partners, vendors and stockholders.
•	We have an independent and diverse board comprised of members from variety of industries and backgrounds that aspires to best practice corporate governance features.
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We have established standards and practices to which our board members, executives and employees are obligated to adhere, as outlined in the Code of Business Conduct and Ethics, Corporate Governance Guidelines, Executive Compensation Recoupment Policy, Conflict Minerals Supply Chain Policy, Whistleblower Policy, the Employee Handbook, and the Insider Trading Policy.

•	Stockholder input is important to us in designing our executive compensation philosophy and program. See “2024 Say on Pay.”
Director Compensation
Equity Compensation
Each non-employee director who first joins the board will be granted an initial equity award with a value of $225,000. On the date of each annual meeting of stockholders, each continuing non-employee director will be granted an annual equity award with a value of $200,000. However, a continuing non-employee director who, as of the date of our annual stockholder meeting, has not served as a board member for the entire 12-month period prior to the annual stockholder meeting will receive an annual award with a value that is prorated based on the number of months the director served during the prior year. The initial and annual equity awards will be granted in the form of restricted stock units, and the number of shares to be granted pursuant to such equity awards will be determined by the closing price of a share of our common stock on the New York Stock Exchange on the grant date. A non-employee director who is not continuing as a director following an annual stockholder meeting will not receive an annual equity award at such meeting.
The initial equity award will be scheduled to vest in three, equal, annual installments from the date the non-employee director joins the board, subject to continued service with us through each such date. Each annual equity award will vest as to 100% of the underlying shares on the earlier of the one-year anniversary of the award’s grant date or the date of our next annual stockholder meeting, subject to continued service with us through such date.

Cash Compensation
The board approved the following annual compensation package for our non-employee directors:

Annual Cash Retainer ($)
Annual retainer	50,000
Additional retainer for audit committee chair	20,000
Additional retainer for audit committee member	7,500
Additional retainer for compensation committee chair	12,000
Additional retainer for compensation committee member	5,000
Additional retainer for nominating and governance committee chair	7,500
Additional retainer for nominating and governance committee member	3,500
Additional retainer for non-executive chairperson of the board (if applicable)[1]	30,000
Additional retainer for independent lead director	15,000

Director Compensation
The following table provides information regarding the total compensation that was paid by the Company to each of our non-employee directors in 2024. None of our non-employee directors were granted option awards in 2024.

Director	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Tor R. Braham	$70,000	$199,997	$269,997
Peter Y. Chung	$73,000	$199,997	$272,997
Eric Singer	$85,000	$199,997	$284,997
Dana Wolf	$55,000	$199,997	$254,997

(1)
The aggregate number of shares of our common stock subject to stock awards outstanding at December 31, 2024, for each non-employee director is as below. There were no outstanding stock options held by non-employee directors as of December 31, 2024:

Name	Aggregate Number of Stock Awards Outstanding at December 31, 2024 (#)
Tor R. Braham	12,903
Peter Y. Chung	12,903
Eric Singer	12,903
Dana Wolf	18,061

(2)
The amount reported in the Stock Awards column is the aggregate grant date fair value of the stock award, computed in accordance with equity compensation provisions of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. As required by the rules of the SEC, the amount shown excludes the impact of estimated forfeitures related to service-based vesting conditions. Note that the amount reported in this column does not correspond to the actual economic value that may be received by the director from the award.

[1]	During 2024, we had an executive chairperson of the board. Accordingly, no payment was made in relation to this position in 2024.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
The board is currently composed of five members. At the Annual Meeting, each of the five recommended nominees, if elected, will serve for a one-year term. Each director’s term continues until the election and qualification of his or her successor, or such director’s earlier death, resignation, or removal.
Nominees
As recommended by the nominating and corporate governance committee, the board’s nominees for election to the board are the following current members of the board: Tor R. Braham, Peter Y. Chung, Eric Singer, Dhrupad Trivedi and Dana Wolf. If elected, each nominee would hold office until the annual meeting to be held in 2026 and until their successor is elected and qualified or until their earlier death, resignation or removal. For information concerning the nominee, please see the section titled “Board of Directors and Corporate Governance.”
If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “for” the election of the nominees listed above. Each nominee has advised us that they are willing to serve on the board, if elected; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the board to fill such vacancy. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter.
Vote Required
The election of each director requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Broker non-votes will have no effect on the outcome of this proposal. You may vote “FOR” or “WITHHOLD” on each of the nominees for election as a director.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
EACH OF THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2
APPROVAL OF AN AMENDMENT TO OUR 2014 EMPLOYEE STOCK PURCHASE PLAN TO
INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE BY 2,500,000 SHARES
Our 2014 Employee Stock Purchase Plan, as amended (the “ESPP”), is a benefit that we make available on a broad basis to the employees of the Company and our participating subsidiary corporations and other participating affiliates, and allows employees to purchase shares of our common stock (“shares”) at a discount. The ESPP helps us attract, motivate, and retain highly qualified employees and promotes employee stock ownership, which aligns employees’ interests with those of our stockholders.
We are asking our stockholders to approve amending and restating our ESPP to increase by 2,500,000 shares the maximum number of shares reserved for issuance under the ESPP (the “Amendment”). Our compensation committee and the board have approved the Amendment, subject to stockholder approval at the Annual Meeting. No other changes to the ESPP are being proposed. Stockholder approval of the Amendment requires the affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote on the proposal.
If stockholders approve this proposal, the total number of shares authorized and reserved for issuance under the ESPP will be 9,357,971shares. However, if this proposal is rejected by stockholders, the total number of shares authorized and reserved for issuance under the ESPP will remain at 6,857,971, of which 531,170 remain available for issuance as of February 21, 2025. Based on our current forecasts and estimated participation rates, if the increase is not approved, it is anticipated that the ESPP will run out of available shares in approximately May 2026.
We believe that the ESPP is an essential tool that helps us compete for talent in the labor markets in which we operate. We also believe the ESPP is a crucial element in rewarding and encouraging current employees that promotes stock ownership by employees, which aligns their interests with those of our stockholders. Without stockholder approval of this proposal, we believe our ability to attract and retain talent would be hampered, and our recruiting, retention and incentive efforts would become more difficult.
The remainder of this discussion, when referring to the ESPP, refers to the amended and restated ESPP as if this proposal is approved by our stockholders, unless otherwise specified or the context otherwise references the Amendment.
Background of the ESPP
The board adopted, and our stockholders approved, the ESPP in March 2014. Currently, a maximum of 6,857,971 shares of our common stock have been reserved for issuance under the ESPP. Initially 1,600,000 were reserved under the ESPP, and the ESPP also initially included an “evergreen” provision that provided for an automatic annual increase to the share reserve equal to the least of (i) 3,500,000 shares, (ii) one percent (1%) of the outstanding shares of our common stock on the last day of our immediately preceding fiscal year, or (iii) an amount determined by the administrator of the ESPP (the “Annual Share Increase”). A total of 1,257,971 shares were added to the ESPP pursuant to the Annual Share Increase on the first day of each of our fiscal years 2015 and 2016.
At the 2016 Annual Meeting, our stockholders, upon recommendation of the board, approved the amendment and restatement of the ESPP to (a) remove the Annual Share Increase, and (b) reserve an additional 4,000,000 shares for issuance under the ESPP. No additional shares have been added to the ESPP share reserve since 2016.
The ESPP was also amended and restated by the board in October 2018 to (a) change the offering period structure under the ESPP from a series of successive, overlapping offering periods, each with a maximum duration of approximately 24 months and four consecutive purchase periods, to a series of consecutive six-month offering periods with a single purchase date at the end of each offering period, and (b) reduce the limit on participant contributions form 15% to 10% of their eligible compensation. These amendments were generally made to simplify operation of the ESPP, reduce accounting costs and manage share usage. Stockholder approval was not required for these changes.
Currently under the ESPP, a participant may authorize participant contributions, generally in the form of payroll deductions, of up to 10% of the participant’s eligible compensation during the offering period. Payroll deductions are applied on the last day of an offering period (the “purchase date”) to purchase a whole number of shares on behalf of a participant. The purchase price is 85% of the fair market value of a share on the first day of the offering period or on the purchase date, whichever date results in a lower price.

Reasons to Vote for the Proposal
We believe that the number of shares remaining available for issuance under the ESPP will not be sufficient for the expected levels of ongoing participation in the ESPP. Therefore, increasing the number of shares available under the ESPP would be appropriate to help the Company meet the goals of its compensation strategy. The board believes that the interests of the Company and its stockholders will be advanced if the Company can continue to offer employees the opportunity to acquire or increase their ownership interests in the Company.
In considering its recommendation to seek stockholder approval for the Amendment, the board considered, among other factors:
•	The historical number of shares purchased under the ESPP in the past three fiscal years, which were 281,107, 299,425 and 274,937, in fiscal years 2024, 2023 and 2022, respectively;
•	The Company’s expectation that the additional shares should last at least 6 years;
•	The proposed increase represents approximately 3.4% of our total outstanding shares as of February 21, 2025, which is well below the 10% guideline recommended by ISS; and
•	The recommendations of management.
If more shares are required for the ESPP in the future, the prior approval of our stockholders will be required.
Summary of the ESPP
The following paragraphs provide a summary of the principal features of the ESPP and its operation. However, this summary is not a complete description of all of the provisions of the ESPP and is qualified in its entirety by the specific language of the ESPP. A copy of the ESPP as amended is provided as Appendix A to this proxy statement.
Purpose. The purpose of the ESPP is to provide our employees and employees of our participating subsidiaries with an opportunity to purchase shares of our common stock through accumulated payroll deductions or other contributions that we may permit.
The ESPP is intended to qualify as an employee stock purchase plan under Section 423 (“Section 423”) of the Internal Revenue Code of 1986, as amended (the “Code”) in order to provide eligible employees who are U.S. taxpayers with certain tax benefits under U.S. tax law (as discussed below under the heading “Summary of U.S. Federal Income Tax Consequences”) (the “423 component”). In addition, the ESPP authorizes the grant of purchase rights that do not qualify under Section 423 pursuant to rules, procedures or sub-plans adopted by the Administrator (as defined below) designed to achieve desired tax, securities law or other objectives (the “non-423 component”).
Authorized Shares. Currently, a maximum of 6,857,971 shares of our common stock have been reserved for issuance under the ESPP. As of February 21, 2025, 531,170 shares remained available for issuance under the ESPP. If our stockholders approve the Amendment, then the maximum number of shares of our common stock that will remain available for sale under the ESPP (before taking into account our next purchase date in May 2025) will be 3,031,170 shares.
As of February 21, 2025, the per share closing price of our common stock as quoted on the New York Stock Exchange was $20.31.
Administration. The board or a committee appointed by the board (currently the compensation committee is the Administrator) administers the ESPP (referred to as the “Administrator”). The Administrator may interpret the terms of the ESPP, designate separate offerings under the ESPP, designate subsidiaries and affiliates as participating in the 423 component or the non-423 component of the ESPP, determine eligibility, adjudicate all disputed claims filed under the ESPP, and establish such procedures that it deems necessary for the administration of the ESPP.
Eligibility to Participate. Generally, most employees of the Company and its participating subsidiaries and affiliates whose customary employment is for at least 20 hours per week and more than five months per calendar year are eligible to participate in the ESPP. The Administrator may establish a lesser number of hours per week and/or number of months in any calendar year (if required under applicable local law) for purposes of any separate offering, or for eligible employees participating in the non-423 component.
An employee is not eligible to participate in the ESPP if he or she would own or hold outstanding options to purchase 5% or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary corporation of the Company. Also, the Administrator generally has discretion to exclude employees from participating in the 423 component of the ESPP on a uniform and nondiscretionary basis or as otherwise permitted by Section 423, if the employee normally is scheduled to work less than or equal to 20 hours per week or five months per calendar year, has worked for the Company for less than two years, or is an officer or other highly compensated employee. Employees who are citizens or residents of a non-U.S. jurisdiction may be excluded from participation in the 423 component of the ESPP if such participation is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the ESPP or an offering to violate Section 423. The Administrator may also exclude eligible employees from participation in the non-423 component of the ESPP if the Administrator has determined that such participation is not advisable or practicable.
As of February 21, 2025, approximately 480 employees (including three executive officers) were eligible to participate in the ESPP.
Offering Periods. Our ESPP currently provides for consecutive six-month offering periods, with a new offering period commencing on the first trading day on or after December 1 and June 1 of each year. Each offering period is approximately six months and will begin after the purchase date of the prior offering period and will end with the next purchase date approximately six months later. The Administrator may modify the terms of future offering periods, provided that no offering period may last more than 27 months. Any eligible employee may participate in an offering period under the ESPP by timely submitting a properly completed subscription agreement on or before a date determined by the Administrator prior to the first day of the offering period or by following such other procedure the Administrator determines.
Contributions. Our ESPP permits participants to make contributions to the ESPP through payroll deductions (or any additional forms of payment that we may permit) of up to 10% of their eligible compensation, which includes base straight time gross earnings, but excludes incentive compensation, bonuses, payments for overtime and shift premiums, equity compensation income and other similar compensation. During a purchase period, a participant may not increase the rate of his or her contributions, but may decrease his or her rate of contributions one time to a rate of 0%.
Exercise of Purchase Right. Participants’ contributions to the ESPP are used to purchase shares on the last trading day of each six-month offering period. The purchase price of the shares will be 85% of the lower of the fair market value of a share on the first trading day of the applicable offering period or on the applicable exercise date. The Administrator may determine a different purchase price for future offering periods subject to applicable laws. A participant may purchase a maximum of 1,500 shares during each offering period. The Administrator may change the maximum number of shares that a participant may purchase in any future offering periods.
In addition, a participant’s right to buy shares under the ESPP may not accrue at a rate in excess of $25,000 of the fair market value of such shares (determined as of the offering date) for each calendar year in which the purchase right is outstanding.
Termination of Participation. Participation in the ESPP generally terminates when a participant’s employment with the Company or its participating subsidiary or affiliate ceases for any reason, the participant withdraws from the ESPP, or the Company terminates or amends the ESPP such that the employee no longer is eligible to participate. An employee may withdraw his or her participation in the ESPP at any time in accordance with procedures, and prior to the deadline, specified by the Administrator. Upon withdrawal from the ESPP, generally the participant will receive the return of any remaining amounts not used to purchase shares that have been credited to his or her account, without interest (unless otherwise required by applicable law), and his or her payroll withholdings or contributions under the ESPP will cease.
Non-Transferability. A participant may not transfer contributions to the ESPP or purchase rights granted under the ESPP other than by will, the laws of descent and distribution, or, if the Administrator permits, by designation of a beneficiary.
Adjustments. In the event of certain changes in our capitalization, to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the ESPP, the Administrator will adjust the number and class of common stock that may be delivered under the ESPP, the purchase price per share and the number of shares covered by each unexercised purchase right under the ESPP, and the numerical share limits under the ESPP in such manner as it may deem equitable. In the event of our proposed dissolution or liquidation, any offering period then in progress will be shortened by setting a new exercise date specified by the Administrator and will terminate immediately before the completion of such proposed dissolution or liquidation unless determined otherwise by the Administrator. Prior to the new exercise date, the Administrator will provide notice to participants that the exercise date has been changed to the new exercise date and that the participant’s purchase right will be exercised automatically on the new exercise date unless the participant already has withdrawn from the offering period.
Merger or Change in Control. In the event of our merger or change in control, as defined under the ESPP, a successor corporation (or its parent or subsidiary) may assume or substitute each outstanding purchase right. If any outstanding purchase rights are not assumed or substituted, the offering period to which such purchase rights relate will be shortened by setting a new exercise date specified by the Administrator. The new exercise date will occur before the date of the proposed merger or change in control. The Administrator will notify each participant that the exercise date has been changed and that the participant’s purchase right will be exercised automatically on the new exercise date unless before such date the participant has withdrawn from the offering period.
Amendment; Termination. Our ESPP will terminate automatically in 2034, unless we terminate it sooner. The Administrator has the authority to amend, suspend, or terminate our ESPP at any time and for any reason, subject to the terms of the ESPP. If the ESPP is terminated, the Administrator may determine that all outstanding offering periods under the ESPP terminate immediately, upon completion of the next purchase date (which may be adjusted to occur sooner than originally scheduled), or in accordance with their terms. If purchase rights are terminated prior to expiration, then all amounts credited to participants that have not been used to purchase shares will be returned, without interest (unless otherwise required by applicable law), as soon as administratively practicable. Amendments to increase the number of shares available under the ESPP or to change the definition of the corporations that may be designated to participate in the ESPP must be approved by the stockholders of the Company within 12 months of the adoption of the amendment.
Number of Shares Purchased by Certain Individuals and Groups
Participation in the ESPP is voluntary and dependent on each eligible employee’s election to participate and his or her determination as to the level of contributions to be made. In addition, the number of shares that may be purchased under the ESPP generally is determined, in part, by the price of a share of our common stock on the first trading day of each offering period and the last trading day of the applicable offering or purchase period. Accordingly, the actual number of shares of our common stock that may be purchased by any individual is not determinable in advance.
For illustrative purposes only, the following table sets forth (i) the number of shares of our common stock that were purchased during fiscal year 2024 under the ESPP, and (ii) the weighted average per share purchase price paid for such shares, for each of our named executive officers, all current executive officers as a group, all non-employee directors as a group, and all other employees who participated in the ESPP as a group:

Name and Position or Group	Number of Shares Purchased (#)	Weighted Average Purchase Price Per Share ($)
Dhrupad Trivedi Chief Executive Officer & President	—	—
Brian Becker Chief Financial Officer	—	—
Karen Thomas Former Executive Vice President, Worldwide Sales and Marketing	3,000	11.82
Scott Weber General Counsel and Corporate Secretary	2,165	11.52
All current executive officers as a group	5,165	11.70
All current directors who are not executive officers as a group(1)	—	—
All employees (including all current officers who are not executive officers, as a group)	275,942	11.69

(1)	These individuals are not eligible to participate in the ESPP.

Summary of U.S. Federal Income Tax Consequences
The following paragraphs are intended as a summary of the U.S. federal income tax consequences to U.S. taxpayers and to the Company of the purchase of shares of our common stock under the ESPP. This summary does not attempt to describe all possible U.S. federal tax consequences or other tax consequences of such participation or address any individual’s particular circumstances. In addition, it does not describe any state, local or non-U.S. tax consequences.
The ESPP is intended to be an employee stock purchase plan within the meaning of Section 423. Under an employee stock purchase plan which so qualifies, no taxable income will be recognized by a participant, and no deductions will be allowable to the Company upon either the grant or the exercise of purchase rights. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the ESPP or in the event the participant should die while still owning the purchased shares.
If the participant sells or otherwise disposes of the purchased shares within two years after the start date of the offering period in which the shares were acquired, or within one year after the actual purchase date of those shares, then the participant generally will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares, and the Company will be entitled to an income tax deduction for the taxable year in which such disposition occurs equal in amount to such excess. The amount of this ordinary income will be added to the participant’s basis in the shares, and any resulting gain or loss recognized upon the sale or disposition will be a capital gain or loss. If the shares have been held for more than one year since the date of purchase, the gain or loss will be long-term.
If the participant sells or disposes of the purchased shares more than two years after the start date of the offering period in which the shares were acquired and more than one year after the purchase date of those shares, then the participant generally will recognize ordinary income in the year of sale or disposition equal to the lesser of (i) the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for those shares, or (ii) 15% of the fair market value of the shares on the start date of that offering period. Any additional gain upon the sale or disposition will be taxed as a long-term capital gain. Alternatively, if the fair market value of the shares on the date of the sale or disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a long-term capital loss. The Company will not be entitled to an income tax deduction with respect to such disposition.
If the participant still owns the purchased shares at the time of death, the lesser of (i) the amount by which the fair market value of the shares on the date of death exceeds the purchase price or (ii) 15% of the fair market value of the shares on the start date of the offering period in which those shares were acquired will constitute ordinary income in the year of death.
Summary
The board believes that it is in the best interests of the Company and our stockholders to continue to provide employees with the opportunity to acquire an ownership interest in the Company under the ESPP and thereby encourage them to remain in our service and more closely align their interests with those of our stockholders.
Vote Required
The approval of the Amendment requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote “AGAINST” the proposal because an abstention represents a share entitled to vote on this proposal. Broker non-votes will have no effect on the outcome of this proposal. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF AN
AMENDMENT TO OUR 2014 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE
NUMBER OF SHARES AVAILABLE FOR ISSUANCE BY 2,500,000 SHARES.

PROPOSAL NO. 3
ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, requires us to obtain an advisory vote (non-binding) from our stockholders on the compensation of our named executive officers as disclosed pursuant to Section 14A of the Exchange Act. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement.
The Say-on-Pay vote is advisory, and therefore is not binding on us, the compensation committee or the board. However, the Say-on-Pay vote will provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the compensation committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. The board and our compensation committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will endeavor to communicate with stockholders to better understand the concerns that influenced the vote, consider our stockholders’ concerns and the compensation committee will evaluate whether any actions are necessary to address those concerns.
We believe that the information provided in the “Executive Compensation” section of this proxy statement, and in particular the information discussed in “Executive Compensation—Compensation Discussion and Analysis” beginning on page 26 below, demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the named executive officers, as disclosed in the proxy statement for the 2025 Annual Meeting pursuant to Item 402 of Regulation S-K and other compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables and narrative discussion, and other related disclosure.”
Vote Required
The approval, on an advisory and non-binding basis, of the compensation of our named executive officers as described in this proxy statement requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions are considered as a vote “AGAINST” the proposal because an abstention represents a share entitled to vote on this proposal. Broker non-votes will have no effect on the outcome of this proposal. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL,
ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
AS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL NO. 4
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
The audit committee of the board appointed Grant Thornton LLP (“Grant Thornton”), an independent registered public accounting firm, to audit our consolidated financial statements for our fiscal year ending December 31, 2025. Grant Thornton has served as our independent registered public accounting firm since June 2023. Representatives of Grant Thornton will be present at the Annual Meeting, and they will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.
At the Annual Meeting, our stockholders are being asked to ratify the appointment of Grant Thornton as our independent registered public accounting firm for our fiscal year ending December 31, 2025. The audit committee is submitting the appointment of Grant Thornton to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. If our stockholders do not ratify the appointment of Grant Thornton, the board may reconsider the appointment.
Notwithstanding the appointment of Grant Thornton and even if our stockholders ratify the appointment, the audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if the audit committee believes that such a change would be in the best interests of the Company and its stockholders.
Change in Independent Registered Public Accounting Firm
As described in the Company’s Current Report on Form 8-K filed with the SEC on June 14, 2023 (the “8-K”), the audit committee approved the dismissal of Armanino as our independent registered public accounting firm on June 8, 2023, and engaged Grant Thornton to serve in this role on June 13, 2023.
The audit reports of Armanino on the consolidated financial statements of the Company for each of our two fiscal years ended December 31, 2022 and 2021 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.
During our fiscal years ended December 31, 2022 and 2021 and subsequent interim period from January 1, 2023 to June 8, 2023, (i) there were no disagreements with Armanino on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures that, if not resolved to Armanino’s satisfaction, would have caused Armanino to make reference to the subject matter of such disagreements in their reports on the Company’s consolidated financial statements for such years, and (ii) there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K, except as described below.
The Company provided Armanino with a copy of the disclosures it made in the 8-K and requested that Armanino furnish the Company with a letter addressed to the SEC stating whether or not Armanino agrees with the statements made therein. A copy of Armanino’s letter was filed as Exhibit 16.1 to the 8-K.
During our fiscal years ended December 31, 2022 and 2021 and subsequent interim period from January 1, 2023 to June 14, 2023, neither the Company nor anyone on its behalf consulted Grant Thornton regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report nor oral advice was provided to the Company that Grant Thornton concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a “disagreement,” as that term is defined in Item 304(a)(1)(iv) of Regulation S-K, or a “reportable event,” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.
On November 4, 2024, the Company engaged Grant Thornton UK LLP (“Grant Thornton UK”) to audit the financial statements of the Company’s wholly-owned subsidiary, A10 Networks Limited for the fiscal year ended December 31, 2023, and to provide certain other related services (collectively, the “UK Audit Services”). In approving the selection of Grant Thornton as our independent registered public accounting firm, the audit committee considered these services previously provided by Grant Thornton UK and concluded that such services by Grant Thornton UK would not adversely affect the independence of Grant Thornton.

Fees Paid to the Independent Registered Public Accounting Firm
The following table presents fees for professional audit services and other services rendered to the Company by Grant Thornton for our fiscal year ended December 31, 2024 and December 31, 2023.

	2024	2023
Audit Fees(1)	$1,323,440	$1,120,000
Audit-Related Fees(2)	—	—
Tax Fees(3)	$38,521	—
All Other Fees(4)	—	—
Total Fees	$1,361,961	$1,120,000

The following table presents fees for professional audit services and other services rendered to the Company by Armanino for our fiscal year ended December 31, 2023.

2023
Audit Fees(1)	$663,875
Audit-Related Fees(2)	—
Tax Fees(3)	—
All Other Fees(4)	—
Total Fees	$663,875

(1)
Audit Fees consist of professional services rendered in connection with the audit of our annual consolidated financial statements, including audited financial statements presented in our Annual Report on Form 10-K, quarterly reports on Form 10-Q, and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years.

(2)
Audit-Related Fees consist of fees for professional services for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations concerning financial accounting and reporting standards.

(3)
Tax Fees consist of fees for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance. Tax fees include $38,521 billed by Grant Thornton UK in connection with the UK Audit Services.

(4)	All Other Fees consist of permitted services other than those that meet the criteria above.
Auditor Independence
In approving the selection of Grant Thornton as our independent registered public accounting firm, the audit committee considered the services previously provided by Grant Thornton UK, as discussed above, and concluded that such services by Grant Thornton UK would not adversely affect the independence of Grant Thornton.
In our fiscal year ended December 31, 2024, there were no other professional services provided by Grant Thornton, other than those listed above, that would have required the audit committee to consider their compatibility with maintaining the independence of Grant Thornton.
Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
The audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under the policy, the audit committee is required to pre-approve all audit and non-audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair the public accountants’ independence. All fees paid to Armanino for our fiscal year ended December 31, 2023 were pre-approved by the audit committee. All fees paid to Grant Thornton for our fiscal year ended December 31, 2023 and December 31, 2024 were pre-approved by the audit committee.

Vote Required
The ratification of the appointment of Grant Thornton requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote “AGAINST” the proposal because an abstention represents a share entitled to vote on this proposal. Broker non-votes will have no effect on the outcome of this proposal. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF
THE APPOINTMENT OF GRANT THORNTON LLP.

REPORT OF THE AUDIT COMMITTEE
The audit committee is a committee of the board comprised solely of independent directors as required by the listing standards of the New York Stock Exchange and rules and regulations of the SEC. The audit committee operates under a written charter approved by the board, which is available on our website at https://investors.a10networks.com/ . The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee reviews and assesses the adequacy of its charter and the audit committee’s performance on an annual basis.
With respect to our financial reporting process, our management is responsible for (1) establishing and maintaining internal controls and (2) preparing our consolidated financial statements. Our independent registered public accounting firm is responsible for auditing these financial statements. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare our financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the audit committee has:
•	reviewed and discussed the audited financial statements with management and Grant Thornton;
•	discussed with Grant Thornton the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board;
•
received the written disclosures and the letter from Grant Thornton required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and

•	discussed with Grant Thornton its independence.
Based on the audit committee’s review and discussions with management and Grant Thornton, the audit committee recommended to the board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 for filing with the Securities and Exchange Commission.
Respectfully submitted by the members of the audit committee of the board:
Tor R. Braham (Chair)
Peter Y. Chung
Eric Singer
This report of the audit committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (“Securities Act”), or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

EXECUTIVE OFFICERS
The following table identifies certain information about our executive officers as of March 5, 2025. Officers are elected by the board to hold office until their successors are elected and qualified. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
Dhrupad Trivedi	58	President, Chief Executive Officer and Chairperson
Brian Becker	51	Chief Financial Officer
Scott Weber	59	General Counsel and Corporate Secretary

Dhrupad Trivedi is also a director of our company. Please see the section titled “Board of Directors and Corporate Governance” for his background and experience.
Brian Becker has served as our Chief Financial Officer since February 2021. He was appointed Interim Chief Financial Officer in September 2020 and served as Vice President and Corporate Controller from January 2018 until such appointment. Prior to joining the Company, Mr. Becker served as Vice President, Accounting and Corporate Controller for YuMe, Inc., a provider of brand video advertising software and audience data, from June 2014 to December 2017, and as Director, Revenue and Cost Accounting, from August 2013 to June 2014. He also served in various roles within Revenue Accounting at Symantec Corporation, a cybersecurity software and services company, from 2010 through 2012. Mr. Becker began his career in public accounting at Ernst & Young, LLP in San Jose, California. Mr. Becker is a certified public accountant licensed by the California Board of Accountancy and holds a B.A. in business economics from the University of California, Santa Barbara.
Scott Weber has served as our General Counsel and Corporate Secretary since June 2022. Mr. Weber has over thirty years of legal experience, previously with Workday, Inc. (Nasdaq: WDAY) where he spent three years managing a dedicated commercial legal team in support of the North America large sales organization and Workday’s global contracts operations team. Prior to Workday, Mr. Weber served as Lumina Networks Inc.’s General Counsel in San Jose, California after relocating from Singapore where he had spent 10 years leading Juniper Network, Inc.’s (NYSE: JNPR) Asian Legal department. His work at the Company includes oversight of the Company’s legal and corporate compliance-related activities. Mr. Weber has a J.D. in law from Southern Methodist University and a B.A. from Emory University.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis provides an overview of the material components of our executive compensation program. The following persons are collectively referred to in this Compensation Discussion and Analysis and the accompanying compensation tables as our Named Executive Officers (“NEOs”):

Name	Position
Dhrupad Trivedi	President and Chief Executive Officer
Brian Becker	Chief Financial Officer
Scott Weber	General Counsel and Corporate Secretary
Karen Thomas(1)	Former Executive Vice President, Worldwide Sales and Marketing

(1)	Ms. Thomas resigned from her position as Executive Vice President, Worldwide Sales and Marketing, effective December 31, 2024.
Executive Summary
We are a leading provider of networking solutions that enable next-generation networks focused on reliability, availability, scalability and cybersecurity. Our products and services address cybersecurity and infrastructure technology requirements for on-premises, hybrid cloud, and edge-cloud environments. The Company continues to focus on solid execution with a diversified business model that helps us respond to changing market dynamics and cyclical customer buying behaviors. We are focused on growing our cybersecurity investments and have increased R&D in new and enhanced security and AI solutions. In addition, we believe the Company is in a strong position to grow in the enterprise segment and maintain leadership with service providers with sell-through opportunities for our security solutions. In 2024, we expanded our security portfolio and are developing new solutions to help our customers secure and deliver applications. In February 2025, we acquired the assets and key personnel of ThreatX Protect, which expanded our cybersecurity portfolio with web application and application programming interface protection. We continue to drive operational efficiencies, grow our market share, and maintain profitability. Our executive compensation philosophy is focused on real pay delivery through revenue and operating margin growth that drives total shareholder return (“TSR”) and aligns employees with customers and stockholders.
Financial Summary and Compensation Highlights

A10

2024 FY

Adjusted EBITDA
$28.5%

Revenue
$261.7M

Gross Margin
80.4%

Non-GAAP Net Income
$64.8M
$0.86 Per Diluted Share

Capital Returned to Shareholders
$47.9M
Dividends and Stock Repurchases

Available Cash and Marketable Securities
$195.6M

Our 2024 fiscal year was focused on consistent operational excellence and maintaining profitability. Our compensation decisions were consistent with our financial performance, including the following:
•
Our 2024 fiscal year revenue was $261.7 million, up $10 million (4%) year-over-year, which just met the target threshold of the revenue portion of our corporate performance goals under our 2024 Executive Cash Incentive Plan. As a result, bonuses were earned at 100% based on the revenue portion of our corporate performance, which accounts for 50% of the payout under the 2024 Executive Cash Incentive Plan.

•
Our 2024 fiscal year adjusted EBITDA margin was $74.5 million, which was approximately 99% of the target threshold corporate performance goals under our 2024 Executive Cash Incentive Plan. As a result, bonuses were earned at 99% based on the adjusted EBITDA portion of our corporate performance, which accounts for 50% of the payout under the 2024 Executive Cash Incentive Plan.

•	89% of our CEO’s and 63% of our other current named executive officers’ 2024 long-term equity incentive awards were performance-based with rigorous performance goals and targets.
•	Our one-year, two-year, three-year, four-year and five-year absolute TSR are 44%, 142%, 146%, 98% and 182%, respectively.
Based on the foregoing, we believe our NEO compensation for 2024 is in line with our financial and stock performance.
2024 Say on Pay
At our 2024 Annual Meeting, stockholders voted strongly in support of our executive compensation program with approximately 97% of votes cast in support of the Company’s say-on-pay proposal. We continue to engage our stockholders on various issues through an extensive and thoughtful investor relations program. During this engagement, stockholders have an opportunity to provide feedback on a variety of topics, including executive compensation. The Company’s outreach via investor conferences and other means has increased and we have received strong favorable support from our stockholders over the past few years. The compensation committee considers stockholders’ viewpoints in the development and approval of all compensation policies and practices at A10 Networks, Inc.
Compensation Practices
We are committed to sound executive compensation policies and practices, as highlighted in the following table.

	What We Do		What We Don’t Do
✔	Heavy emphasis on at-risk compensation. 89% for our CEO and an average of 63% for our other NEOs.	✘	Prohibition of hedging, pledging, and short sales. We prohibit short sales, transactions in derivatives, hedging, and pledging of our securities by our NEOs.
✔	Double-trigger and retention-oriented change in control provisions. We have double-trigger change in control provisions in place with our NEOs that encourage retention.	✘	No retirement vesting. We do not include retirement vesting provisions in equity awards.
✔	Annual compensation risk assessment. Our compensation committee conducts an annual risk assessment of our compensation program.	✘	No pension or other special benefits. We do not provide pensions or supplemental executive retirement, health, or insurance benefits.
✔	Clawback policy. We maintain a clawback policy that applies to all of our NEOs.		No change in control gross-up payments. We do not offer gross-up payments for related change of control excise taxes.
✔	Stockholder engagement. Engage with stockholders regarding governance and / or executive compensation issues.	✘	No perquisites. We generally do not provide any perquisites to our NEOs.
✔	Say on Pay. Conduct annual say-on-pay vote.	✘	No repricing. We do not allow repricing of stock options without stockholder approval.

What Guides Our Program
Compensation Philosophy
Our executive compensation program is designed to attract and retain the best available personnel for positions of substantial responsibility, provide incentives for such persons to perform to the best of their abilities, and to reward our NEOs and other corporate officers for achieving strong operational performance and delivering on our Company’s strategic initiatives, both of which are important to the long-term success of the Company. Our philosophy is underpinned by the following key principles:

Performance-Driven and Stockholder-Aligned
A significant portion of our NEOs’ total compensation should be variable (“at-risk”) and linked to the achievement of specific short- and long-term performance objectives and designed to drive stockholder value creation.

Competitively-Positioned
Target Total Direct Compensation should be competitive with that being offered to individuals in comparable roles at other companies with which we compete for talent to ensure that we employ the best people to lead our success.

Responsibly-Governed	Decisions about compensation should be guided by best-practice governance standards and rigorous processes that encourage prudent decision-making.

Principal Elements of Compensation
Our compensation philosophy is supported by the following principal elements of compensation:

	How It’s Paid	Rationale
Base Salary	Cash (Fixed)	Provide compensation to our NEOs for services based on their experience and past performance

Non-Equity Incentive Plan Compensation (Executive Cash Incentive Plan)	Cash (At Risk)	Motivate and reward our NEOs for focusing on individual and company objectives that drive increased stockholder value

Long-Term Equity Incentive Compensation	Equity (At Risk)	Align our NEOs’ interests with the long-term interests of our stockholders and to support our leadership retention strategy

Compensation Program Risk Assessment
Our compensation committee is required to assess whether our compensation policies and practices and, in particular, our performance based compensation practices, encourage executives or other employees to take unnecessary or unreasonable risks that could threaten the long term value of the Company or that are reasonably likely to have a material adverse effect on the Company. Our compensation committee does not believe that our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company. Rather, our compensation committee believes that our practices adequately manage risk because:
•	our executive compensation is periodically benchmarked by our independent compensation consultant to our peers;
•	annual cash incentives under the Executive Cash Incentive Plan are capped at 140% of target;
•	our Executive Cash Incentive Plan preserves discretion to permit our compensation committee to elect not to pay otherwise achieved bonus amounts for any reason; and
•	a meaningful component of compensation is equity grants with extended vesting periods designed to ensure that our executives value and focus on our long term performance.

Pay Mix
The charts below show the Total Direct Compensation (“TDC”) of our Chief Executive Officer (“CEO”) and our other NEOs for fiscal 2024. These charts illustrate that a majority of executive compensation is at-risk (89% for our CEO and an average of 63% for our other NEOs).

2024 Executive Compensation Program in Detail
Base Salary
Base salary is the primary fixed component of our NEOs’ compensation. We use base salary to compensate our NEOs for services rendered during the fiscal year and to ensure that we remain competitive in attracting and retaining executive talent. In making base salary decisions, the compensation committee considers the CEO’s recommendations, as well as each NEO’s position and level of responsibility within the Company. The compensation committee takes into account factors such as relevant market data as well as individual performance and contributions. We typically review and consider adjustments to our NEOs’ base salaries on an annual basis, and consistent with such practice, our compensation committee provided modest increases to the base salaries of our CEO and Chief Financial Officer (“CFO”) to keep pay in line with our peers.

	Fiscal 2024 Base Salary	Fiscal 2025 Base Salary	% Change
Dhrupad Trivedi	$675,000	$700,000	3.7%
Brian Becker	$320,000	$325,000	1.6%
Scott Weber	$300,000	$300,000	0%
Karen Thomas	$400,000	—	—

2024 Executive Cash Incentive Plan
Our approach to annual incentive compensation supports our pay-for-performance philosophy and aligns individual payouts with the goals set forth in our annual operating plan. Under the Executive Cash Incentive Plan, executives are eligible for cash awards based on our attainment of performance goals established by the compensation committee as part of our annual operating and strategic planning process. Unless otherwise determined by our compensation committee, to earn an actual award a participant must be employed by the Company (or an affiliate of the Company) through the date the bonus is paid.

Target Award Opportunities
Our compensation committee considered (i) the desired target total cash compensation opportunity and target total direct compensation opportunity that it believed were reasonable and appropriate for each executive officer, (ii) each executive officer’s prior annual cash incentive awards, (iii) our current business environment, (iv) the competitive market data, and (v) each executive officer’s past performance, anticipated future contributions, role, responsibilities, skills and experience when establishing their target award opportunities for 2024. Target award opportunities for our NEOs for fiscal 2024, prorated for the time served in the role, were as follows:

Target Incentive Opportunity (as a % of Salary)
Dhrupad Trivedi	114.8%(1)
Brian Becker	55%
Scott Weber	40%
Karen Thomas	100%

(1)	Fixed amount of $775,000
2024 Corporate Goals and Individual Performance Factors
The 2024 Executive Cash Incentive Plan is funded based upon corporate financial performance based on two objectives: Revenue and non-GAAP adjusted net earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”). Each performance objective has an established threshold, target and maximum performance objective which corresponds to payout levels of 60%, 100% and 140% of target incentives, respectively.
Our 2024 financial goals are based on our operating plan approved by the board, whose intent was to reward participants for growing the business and increasing profitability. The achievement percentage for each corporate objective is subject to linear interpolation between established goals. Each participant’s calculated cash incentive award is then adjusted by an individual performance multiplier. In no event may the participant’s annual incentive opportunity exceed 140% of the target incentive opportunity. No payment will be made for achievement below the threshold performance levels.

Performance Measure(1)	Weighting	2024 Performance Objectives
		Threshold	Target	Maximum
Revenue	50%	$247M	261.6M	$264M
Adjusted EBITDA	50%	$68M	$75.3M	$78M
Potential Payout Level (as a % of Target)		60%	100%	140%

(1)
For purposes of the Executive Cash Incentive Plan, “Revenue” is defined as our GAAP revenues; and “adjusted EBITDA” is defined as our GAAP net income excluding (i) interest and other income, net, (ii) depreciation and amortization expense, (iii) provision for income taxes, (iv) stock-based compensation and related payroll tax, (v) impairment expense, (vi) tax planning expense, (vii) workforce reduction expense, (viii) cyber incident remediation expense and (ix) one-time legal expense. As a result, these financial metrics may differ from the financial results we report in our quarterly earnings release materials.

2024 Corporate Results and Individual Performance Determination
In early 2025, our compensation committee reviewed our achievement against our corporate performance goals. Based on 2024 revenue of $261.7 million (a $10 million, or 4%, improvement year-over-year) and adjusted EBITDA of $74.5 million (representing 28.5% of revenue, in line with stated goals for profitability), resulting in a 100% payout opportunity for the Revenue goal and a 99% payout opportunity for the adjusted EBITDA goal combined for a 99.5% overall achievement level. After multiplying the corporate performance factor by the individual performance factor, the below awards were earned by the NEOs for 2024. Individual performance was measured based on a qualitative assessment of the NEO’s overall contributions to the Company’s 2024 success in terms of revenue and adjusted EBITDA.

	2024 Target Award Opportunity	Corporate Achievement (as a % of Target)	Individual Performance Multiplier (as a % of Target)	Award Payout
Dhrupad Trivedi	$775,000	99.5%	107%	$825,000
Brian Becker	$176,000	99.5%	90%	$158,000
Scott Weber	$120,000	99.5%	90%	$108,000
Karen Thomas	$400,000	99.5%	100%	$398,000

2024 Long-Term Equity Incentive Compensation
The compensation committee believes that a significant emphasis on performance-based restricted stock unit awards (“PSUs”) enhance the pay-for-performance aspect of the compensation program and also further align the interests of executive management with our stockholders. Accordingly, on January 30, 2024, the compensation committee approved equity awards for certain of our NEOs with 60% of the target award value consisting of PSUs, and 40% of the award value consisting of RSUs covering the following target number of shares of our common stock:

	2024 PSUs	2024 RSUs
Dhrupad Trivedi	198,821	132,549
Brian Becker	25,405	16,937
Scott Weber	14,580	9,720
Karen Thomas	6,627	4,419

2024 PSU Awards
One-half (1/2) of the shares of our common stock subject to the PSU award will become eligible to vest upon the achievement of each of the two distinct stock price targets as set forth below (the “Performance Milestones”) subject to continued service to the Company (the “Eligible Portion”). The Eligible Portion will vest in three installments, with the first one-half (1/2) of the Eligible Portion to vest within thirty (30) days of achievement of the respective Performance Milestone and an additional one-quarter (1/4) of the Eligible Portion to vest on each of the first and second anniversaries of achievement of the Performance Milestone, subject in each case to continued service on each such date.
$15.23 Performance Milestone: One-half (1/2) of the shares of the Company’s common stock subject to the PSU award will become an Eligible Portion upon the achievement of $15.23 or greater 100-Day Volume Weighted Average Stock Price (“VWAP”) occurring in the period beginning on the date of grant of the PSU award and ending on the four (4) year anniversary of such date (the “Performance Period”).
$16.71 Performance Milestone: One-half (1/2) of the shares of the Company’s common stock subject to the PSU award will become an Eligible Portion upon the achievement of $16.71 or greater VWAP during the Performance Period.
On the date of grant of the PSU awards, the VWAP was $12.59. As of December 31, 2024, the $15.23 Performance Milestone was met.

2024 RSU Awards
The RSUs comprised the remaining 40% of the annual equity awards to each of the above-named executive officers and vest in three equal, annual installments with a first vest date of February 1, 2025, subject in each case to the NEO’s continued service through each vesting date.
2025 Equity Awards
On February 6, 2025, after considering current peer practice, the compensation committee approved equity awards for certain of our NEOs with 50% of the target award value consisting of PSUs, and 50% of the award value consisting of RSUs covering the following target number of shares of our common stock.

	2025 PSUs	2025 RSUs
Dhrupad Trivedi	126,812	126,812
Brian Becker	13,587	13,587
Scott Weber	7,764	7,764

The vesting and performance objectives of the 2025 PSUs and RSUs are substantially similar in nature to the 2024 awards, with different VWAP targets ($20.41 and $22.26) for the PSUs. The grant amounts and % of PSUs/RSUs reflects peer practice. On the date of grant the 2025 Equity Awards, the VWAP was $17.85.
Other Compensation Practices, Policies and Guidelines
Clawback Policy
Effective as of October 26, 2023, we adopted a clawback policy that provides for the recoupment of excess incentive compensation paid to executive officers, including our NEOs, in the event of an accounting restatement due to material noncompliance with financial reporting requirements in accordance with NYSE listing standards and Exchange Act Rule 10D-1. The policy applies to compensation that is granted, earned, or vested based in whole or in part upon the attainment of a financial reporting measure and provides for the reimbursement or forfeiture by the executive officer of the excess portion of the compensation received by the executive officers during the three preceding fiscal years.
Hedging and Pledging
Pursuant to the Insider Trading Policy, all employees (including executives) are prohibited from engaging in transactions in publicly traded options and other derivative securities with respect to our common stock, including any hedging or similar transaction designed to decrease the risks associated with holding company securities. Our named executive officers are also prohibited from pledging company securities as collateral or holding company securities in a margin account.
Equity Grant Practices
We have not granted stock options since 2018, and we do not make any grants of stock appreciation rights or similar option-like instruments. Although we do not have a formal policy with respect to the timing of our equity award grants, the majority of our equity awards are granted on an annual basis in the first quarter of the calendar year. New hire and ad hoc grants may be granted throughout the year. We do not take material nonpublic information into account when determining the timing and terms of such awards. In addition, we do not grant equity awards in anticipation of the release of material nonpublic information and we do not time the release of material nonpublic information based on equity award grant dates or for the purpose of affecting the value of executive compensation.
Retirement Plan
We maintain a tax-qualified 401(k) retirement plan for all employees who satisfy certain eligibility requirements under the plan. Participants of our 401(k) plan are able to defer a percentage of their eligible compensation, subject to applicable annual Internal Revenue Code and plan limits. All participants’ interests in their deferrals are 100% vested when contributed. We also provide discretionary matching contributions under our 401(k) plan that generally vest over a 4-year period based on the participant’s employment. For 2024, the Company made a match of 50% of the first 6% of eligible compensation contributed, for up to $5,000 per year. Pre-tax or post-tax (Roth 401(k)) contributions are allocated to the participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. The 401(k) plan is intended to qualify under Internal Revenue Code Section 401(a) with the plan’s related trust intended to be tax exempt under Internal Revenue Code Section 501(a). As a tax-qualified retirement plan, the 401(k) plan allows contributions (on traditional 401(k) plans), and earnings on those contributions, not to be taxable to the employees until distributed from the 401(k) plan.
Perquisites and Other Personal Benefits
We generally do not provide perquisites or other personal benefits to our NEOs.
Tax and Accounting Considerations
In determining executive compensation, the compensation committee also considers, among other factors, the possible tax consequences to us and to our executives. To maintain maximum flexibility in designing compensation programs, the compensation committee, while considering company tax deductibility as one of its factors in determining compensation, will not limit compensation to those levels or types of compensation that are intended to be deductible.
The Decision-Making Process
The Role of the Compensation Committee. The compensation committee oversees the executive compensation program for our NEOs. The compensation committee is comprised of independent, non-employee members of the board. The compensation committee works very closely with its independent consultant and management to examine the effectiveness of the Company’s executive compensation program throughout the year. The compensation committee makes all final compensation and equity award decisions regarding our NEOs, except for the CEO, whose compensation is determined by the independent members of the full board, based upon recommendations of the compensation committee.
The Role of Management. In order to decide how to compensate our executive officers, our compensation committee considers the recommendations of our CEO regarding compensation for the respective executive officers that report to him based on our results and each executive officer’s contribution toward these results and overall performance. Our CEO does not make recommendations as to his own compensation.
The Role of the Independent Consultant. The compensation committee may choose to engage an independent compensation consultant to provide expertise on competitive pay practices, program design, and an objective assessment of any inherent risks of any programs. For pay decisions in 2024, the compensation committee retained the services of Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its independent compensation consultant. Pearl Meyer was engaged to support the compensation committee’s efforts to review compensation and make recommendations for year-end and 2024 target levels of executive compensation. The compensation committee utilized similar methodology to determine 2025 target levels of executive compensation. The compensation committee determined that Pearl Meyer was independent during 2024.
The Role of Competitive Market Data. Our compensation committee also decides how to compensate our executive officers, including our CEO, by considering competitive market data. For purposes of setting target compensation levels for 2024, we used information from Radford-AON to help us determine the appropriate level of overall target compensation for our executive officers. In making its determinations, the compensation committee reviewed information summarizing the compensation paid at peer group companies and more broad-based compensation surveys. The companies in the fiscal 2024 peer group were developed based on similarity in size and operations within the industries in which we operate and were as follows:

ADTRAN Holdings, Inc.	InterDigital, Inc.
Amplitude, Inc.	JFrog Ltd.
Cambium Networks, Corporation	MeridianLink, Inc.
Casa Systems, Inc.	N-able, Inc.
Consensus Cloud Solutions, Inc.	NetScout Systems, Inc.
Extreme Networks, Inc.	SecureWorks, Corp.
Fastly, Inc.	Sumo Logic, Inc.
ForgeRock, Inc.	Zeta Global Holdings Corp.
Intapp, Inc.	Zuora, Inc.

It is important to note that this market data is not the sole determinant in setting pay levels for the NEOs. The compensation committee also considers Company and individual performance and the nature of an individual’s role within the Company, as well as his or her experience and contributions to his or her current role when making its compensation-related decisions.
Compensation Committee Report
The compensation committee has reviewed and discussed with management the section titled “Compensation Discussion and Analysis” above. Based on such review and discussion, the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement.
Respectfully submitted by the members of the compensation committee of the board:
Peter Y. Chung (Chair)
Eric Singer
Dana Wolf
Fiscal 2024 Summary Compensation Table
The following table provides information regarding the compensation paid to, or earned by, our named executive officers (each, an “NEO” and together, the “NEOs”) for each of our fiscal years ended December 31, 2024, 2023 and 2022.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
Dhrupad Trivedi Chief Executive Officer & President	2024	675,000	337,500	4,500,005	825,000	7,451	6,344,956
	2023	672,917	—	3,896,752	—	7,451	4,577,120
	2022	645,833	—	2,999,996	800,000	7,451	4,453,280
Brian Becker Chief Financial Officer	2024	320,000	—	575,004	158,400	6,311	1,059,715
	2023	319,167	—	496,829	—	6,311	822,307
	2022	309,167	—	449,997	159,030	5,855	924,049
Scott Weber General Counsel and Corporate Secretary	2024	300,000	—	329,994	108,000	7,451	745,445
	2023	300,000	—	292,251	—	7,451	599,702
	2022	160,227	—	402,243	65,439	3,328	631,237
Karen Thomas(3) Former Executive Vice President Worldwide Sales & Marketing	2024	400,000	175,000	150,005	398,000	343,213	1,466,218
	2023	130,303	—	752,784	—	1,687	884,774

(1)
The amounts reported in the Stock Awards column represent the grant date fair value of the stock award as computed in accordance with FASB ASC Topic 718. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Note that the amount reported in this column does not correspond to the actual economic value that may be received by the NEO from the award. The assumptions that we used to calculate these amounts are discussed in Note 8 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024. There were no stock options granted to our NEOs in fiscal year 2024.

(2)	The amounts reported in this column represent life insurance premiums paid on behalf of the executive and 401(k) matching contributions.
(3)
Ms. Thomas was appointed as our Executive Vice President, Worldwide Sales and Marketing in September 2023. The amounts reported in the Bonus column represent a sign on bonus and a bonus earned on Q1 2024 bookings. Ms. Thomas resigned in December 2024. In connection with her departure, Ms. Thomas received a lump-sum payment equal to 9 months’ base salary ($300,000) and is entitled to receive 9 months of company-paid COBRA premiums ($36,902), which amounts are reflected under the All Other Compensation column, as well as her bonus payment earned under the Company’s 2024 Executive Incentive Plan, which is reflected under the Non-Equity Incentive Plan Compensation column.

Grants of Plan-Based Awards in 2024
The following table shows information regarding cash incentive and equity awards granted to our NEOs during our fiscal year ended December 31, 2024.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date	Plan Name(1)	Threshold ($)(2)	Target ($)(2)	Maximum ($)(2)	Threshold (#)(3)	Target (#)(3)	Maximum (#)(3)
Dhrupad Trivedi	1/30/2024	Bonus Plan	465,000	775,000	1,085,000	—	—	—	—	—
	1/30/2024	2023 Plan	—	—	—	99,411	198,821	198,821	—	2,699,989
	1/30/2024	2023 Plan	—	—	—	—	—	—	132,549	1,800,015
Brian Becker	1/30/2024	Bonus Plan	105,600	176,000	246,400	—	—	—	—	—
	1/30/2024	2023 Plan	—	—	—	12,703	25,405	25,405	—	345,000
	1/30/2024	2023 Plan	—	—	—	—	—	—	16,937	230,004
Scott Weber	1/30/2024	Bonus Plan	72,000	120,000	168,000	—	—	—	—	—
	1/30/2024	2023 Plan	—	—	—	7,290	14,580	14,580	—	197,996
	1/30/2024	2023 Plan	—	—	—	—	—	—	9,720	131,998
Karen Thomas(6)	1/30/2024	Bonus Plan	240,000	400,000	560,000	—	—	—	—	—
	1/30/2024	2023 Plan	—	—	—	3,314	6,627	6,627	—	89,995
	1/30/2024	2023 Plan	—	—	—	—	—	—	4,419	60,010

(1)
Awards granted under the “Bonus Plan” represent cash incentives granted under our 2024 Executive Cash Incentive Plan. Awards granted under the “2023 Plan” represent awards granted under our 2023 Stock Incentive Plan.

(2)
Our non-equity incentive plan awards, and how they were determined, are based on corporate performance; 50% revenue and 50% adjusted EBITDA, as discussed above in the “Compensation Discussion and Analysis.” The amounts listed in this table represent the threshold, target and maximum amounts that would have been earned under the 2024 Executive Cash Incentive Plan assuming each NEO met the minimum thresholds, the target and the maximum of both revenue and adjusted EBITDA portions of the bonus that was awarded to the individual for fiscal year 2024. The actual corporate performance portion earned for revenue or adjusted EBITDA is not dependent on achieving the minimum threshold levels for both revenue and adjusted EBITDA.

(3)
The amounts shown represent shares potentially issuable pursuant to performance-based restricted stock units (or PSUs) granted under our 2023 Plan, as discussed above in the “Compensation Discussion and Analysis”. These awards have both performance-based vesting and service-based vesting. One-half (1/2) of the shares of our common stock subject to the PSU award will become eligible to vest (the “Eligible Portion”) upon the achievement of each of the two stock price targets as follows (the “Performance Milestones”): $15.23 and $16.71, as well as continued service to the Company. The service-based vesting of any Eligible Portion is scheduled to occur in three installments, with the first one-half (1/2) of the Eligible Portion to vest within thirty (30) days of achievement of the respective Performance Milestone and an additional one-fourth (1/4) to vest on each of the first and second anniversaries of achievement of the respective Performance Milestone, subject in each case to the NEO’s continued service on each such date. The stock price achievements will be determined based on the 100-Day Volume Weighted Average Stock Price, as reported by Bloomberg L.P. or such other source the plan administrator deems reliable, for each trading day occurring in the trailing, one hundred (100) calendar days ending with (and inclusive of) the date of achievement during the period beginning on the grant date of the PSU award and ending on the four (4) year anniversary of the grant date. In the event that we terminate the NEO’s employment without cause, excluding death or disability, or the NEO resigns for good reason at any time during the period beginning on the date that we enter into an agreement resulting in our change in control and ending on the date 12 months after the change in control, the Eligible Portion of the award will vest in full.

(4)
These RSUs are scheduled to vest in three equal annual installments on the first, second- and third-year anniversaries of February 1, 2024, subject in each case to the NEO's continued service to the Company through each applicable vesting date. In the event that we terminate the NEO’s employment without cause, excluding death or disability, or the NEO resigns for good reason at any time during the period beginning on the date that we enter into an agreement resulting in our change in control and ending on the date 12 months after the change in control, the award will accelerate vesting in full as provided under the terms of the NEO’s Change in Control and Severance Agreement or the terms of the specific award agreement related to such award.

(5)	Amounts reported in this column represent the grant date fair value of RSU and PSU awards, calculated in accordance with FASB ASC Topic 718.
(6)	Ms. Thomas resigned on December 31, 2024 and forfeited the unvested portions of her RSUs and PSUs granted in 2024.

Outstanding Equity Awards at 2024 Year-End
The following table sets forth information regarding outstanding stock awards held by our NEOs as of December 31, 2024. The closing price per share on the NYSE of our common stock as of December 31, 2024 was $18.40 per share, which was used as the value of our common stock in the calculations. No stock options were outstanding as of December 31, 2024.

		Stock Awards
Name	Grant Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Dhrupad Trivedi	1/25/2022(1)(2)(3)	20,877	384,137	—	—
	1/25/2022(1)(4)	16,237	298,761	97,424	1,792,602
	2/21/2023(1)(2)(5)	70,593	1,298,911	—	—
	2/21/2023(1)(6)	—	—	158,835	2,922,564
	1/30/2024(2)(7)(8)	132,549	2,438,902	—	—
	1/30/2024(7)(9)	49,706	914,590	99,410	1,829,144
Brian Becker	1/25/2022(1)(2)(3)	3,131	57,610	—	—
	1/25/2022(1)(4)	2,435	44,804	14,613	268,879
	2/21/2023(1)(2)(5)	9,000	165,600	—	—
	2/21/2023(1)(6)	—	—	20,251	372,618
	1/30/2024(2)(7)(8)	16,937	311,641	—	—
	1/30/2024(7)(9)	6,352	116,877	12,702	233,717
Scott Weber	7/1/2022(1)(10)	7,460	137,264	—	—
	7/1/2022(1)(11)	—	—	14,920	274,528
	2/21/2023(1)(6)	5,294	97,410	—	—
	2/21/2023(1)(8)	—	—	11,912	219,181
	1/30/2024(2)(7)(8)	9,720	178,848	—	—
	1/30/2024(7)(9)	3,645	67,068	7,290	134,136

(1)	Each of the outstanding RSU awards and PSU awards was granted under our 2014 Equity Incentive Plan.
(2)
In the event that we terminate the NEO’s employment without cause, excluding death or disability, or the NEO resigns for good reason at any time during the period beginning on the date that we enter into an agreement resulting in our change in control and ending on the date 12 months after the change in control, the award will accelerate vesting in full as provided under the terms of the NEO’s Change in Control and Severance Agreement or the terms of the specific award agreement related to such award.

(3)
One third (1/3) of the shares of our common stock subject to the RSU award is scheduled to vest in three successive, equal, yearly installments commencing on the one-year anniversary of February 1, 2022, subject in each case to NEO remaining a Service Provider through the applicable vesting date.

(4)
The first of three performance milestones (the “$17.25 Performance Milestone”) of this PSU was met on January 23, 2023 and two-thirds (2/3rds) of shares subject to the $17.25 Performance Milestone have vested and the remaining one-third (1/3) is scheduled to vest on the second anniversary of the achievement of the $17.25 Performance Milestone, subject to continued service to the Company. The remaining two-thirds (2/3rds) of the shares of our common stock subject to the PSU award will become eligible to vest upon the achievement of the remaining stock price targets as follows (the “Performance Milestones”): $18.00 and $18.75, as well as continued service to the Company, with vesting of any portion for which the Performance Milestone is achieved to be scheduled to occur in three equal installments, with the first installment to vest within 30 days of the date of achievement of the Performance Milestone and the balance of the installments on the 1st and 2nd anniversaries of achievement of the corresponding Performance Milestone, subject in each case to NEO remaining a Service Provider through the applicable vesting date. The stock price achievement will be determined based on the average of the volume weighted average price (VWAP), as reported by Bloomberg L.P. or such other source the Administrator deems reliable, for each trading day occurring in the trailing, one hundred (100) calendar days ending with (and inclusive of) the date of determination (the “100-Day Stock Price”) during the period beginning on the grant date of the PSU Award and ending on the four (4) year anniversary of the grant date (the “Performance Period”). In the event that we terminate the NEO’s employment without cause or the NEO resigns for good reason at any time during the period beginning on the date that we enter into an agreement resulting in our change in control and ending on the date 12 months after the change in control, the portion of the award for which any milestone has been met will vest in full.

(5)
One third (1/3) of the shares of our common stock subject to the RSU award is scheduled to vest in three successive, equal, yearly installments commencing on the one-year anniversary of February 1, 2023, subject in each case to NEO remaining a Service Provider through the applicable vesting date.

(6)
One half (1/2) of the shares of our common stock subject to the PSU award will become eligible to vest upon the achievement of certain stock price targets as follows (the “Performance Milestones”): $17.50 and $19.00, as well as continued service to the Company, with vesting of any portion for which the Performance Milestone is achieved to be scheduled to occur in three installments, with the first fifty percent (50%) installment to vest within 30 days of the date of achievement of the Performance Milestone and the balance of the installments of twenty-five percent (25%) each, to vest on the 1st and 2nd anniversaries of achievement of the corresponding Performance Milestone, subject in each case to NEO remaining a Service Provider through the applicable vesting date. The stock price achievement will be determined based on the average of the 100-Day Stock Price during the Performance Period. In the event that we terminate the NEO’s employment without cause or the NEO resigns for good reason at any time during the period beginning on the date that we enter into an agreement resulting in our change in control and ending on the date 12 months after the change in control, the portion of the award for which any milestone has been met will vest in full.

(7)	Each of the outstanding RSU awards and PSU awards was granted under our 2023 Stock Incentive Plan.
(8)
One third (1/3) of the shares of our common stock subject to the RSU award is scheduled to vest in three successive, equal, yearly installments commencing on the one-year anniversary of February 1, 2024, subject in each case to NEO remaining a Service Provider through the applicable vesting date.

(9)
The first of two performance milestones (the “$15.23 Performance Milestone”) of this PSU was met on December 13, 2024 and one-half (1/2) of shares subject to the $15.23 Performance Milestone have vested and the remaining shares subject to the $15.23 Performance Milestone are scheduled to vest one-quarter (1/4) on each of the first and second anniversaries of the achievement of the $15.23 Performance Milestone, subject to continued service to the Company. The remaining one-half (1/2) of the shares of our common stock subject to the PSU award will become eligible to vest upon the achievement of the remaining stock price target of $16.71 per share (the “$16.71 Performance Milestone”), as well as continued service to the Company, with vesting of any portion for which the $16.71 Performance Milestone is achieved to be scheduled to occur in three installments, with the first one-half (1/2) to vest within 30 days of the date of achievement of the $16.71 Performance Milestone and the balance of the installments of one-quarter (1/4) on each of the 1st and 2nd anniversaries of achievement of the $16.71 Performance Milestone, subject in each case to NEO remaining a Service Provider through the applicable vesting date. The stock price achievement will be determined based on the average of the volume weighted average price (VWAP), as reported by Bloomberg L.P. or such other source the Administrator deems reliable, for each trading day occurring in the trailing, one hundred (100) calendar days ending with (and inclusive of) the date of determination (the “100-Day Stock Price”) during the period beginning on the grant date of the PSU Award and ending on the four (4) year anniversary of the grant date (the “Performance Period”). In the event that we terminate the NEO’s employment without cause or the NEO resigns for good reason at any time during the period beginning on the date that we enter into an agreement resulting in our change in control and ending on the date 12 months after the change in control, the portion of the award for which any milestone has been met will vest in full.

(10)
One quarter (1/4) of the shares of our common stock subject to the RSU award is scheduled to vest in four successive, equal, yearly installments commencing on the one-year anniversary of July 5, 2022, subject in each case to NEO remaining a service provider through the applicable vesting date.

(11)
The shares of our common stock subject to the PSU award will become eligible to vest upon the achievement of the $18.00 stock price target (the “Weber Performance Milestone”), as well as continued service to the Company. Upon achievement of the Weber Performance Milestone, the shares of the Company’s common stock subject to the PSU award will vest in three installments, with the first fifty percent (50%) of the shares of the Company’s common stock subject to the PSU award to vest within thirty (30) days of achievement of the Weber Performance Milestone and an additional twenty-five percent (25%) to vest on each of the first and second anniversaries of achievement of the Weber Performance Milestone, subject in each case to the NEO’s continued service on each applicable vesting date. Achievement of the Weber Performance Milestone will be determined based on the average of the 100-Day Stock Price during the Performance Period. In the event that we terminate the NEO’s employment without cause or the NEO resigns for good reason at any time during the period beginning on the date that we enter into an agreement resulting in our change in control and ending on the date 12 months after the change in control, the portion of the award for which any milestone has been met will vest in full.

Option Exercises and Stock Vested in 2024
The following table sets forth the number of shares of common stock acquired during 2024 by our NEOs upon the exercise of stock options and the vesting of stock awards and the value realized upon such exercise or vesting.

Name	Option Awards— Number of Shares Acquired on Exercise (#)	Option Awards— Value Realized on Exercise ($)	Stock Awards— Number of Shares Acquired on Vesting (#)	Stock Awards— Value Realized on Vesting ($)(1)
Dhrupad Trivedi	—	—	264,084	3,848,227
Brian Becker	—	—	21,224	318,310
Karen Thomas	—	—	8,116	118,036
Scott Weber	—	—	10,023	155,248

(1)
The value realized upon vesting was determined by multiplying (i) the number of shares of our common stock acquired on vesting by (ii) the closing price per share on the NYSE of our common stock on the day of vesting.

Pension Benefits & Nonqualified Deferred Compensation
We do not provide a pension plan for our employees, and none of our NEOs participated in a nonqualified deferred compensation plan during 2024.
Executive Compensation Arrangements
Executive Officer Employment Agreements
We entered into employment offer letters with our NEOs in connection with commencement of employment with us. Mr. Trivedi, Ms. Thomas and Mr. Weber are eligible to receive certain severance payments and/or benefits in connection with their termination of employment under various circumstances, including following a change in control, pursuant to written change in control and severance arrangements described below.
Change in Control and Severance Agreements
We entered into a Change in Control and Severance Agreement (each, an “Agreement” and together, the “Agreements”) with each of Mr. Trivedi, Ms. Thomas and Mr. Weber.
Each Agreement provides that upon completion of at least one year of employment in an executive role, except in the case of Mr. Trivedi who did not have a one year threshold, if (a) we terminate the executive’s employment with us for any reason other than for Cause (as defined below”) and not due to the executive’s death or Disability (as defined in the Agreement), or (b) the executive resigns for Good Reason (as defined below), and in each case the termination does not occur during the Change in Control Period (as defined below), the executive will receive the following severance benefits: (i) continuing payments of salary at a rate equal to executive’s base salary rate in effect immediately prior to the executive’s termination for a period of 12 months in the case of Mr. Trivedi or 9 months in the case of the other NEOs, and (ii) continuing payments to reimburse the executive for COBRA continuation coverage for a period of up to 12 months in the case of Mr. Trivedi or 9 months in the case of the other NEOs.
Each agreement further provides that if we terminate the executive’s employment with us for any reason other than Cause and not due to the executive’s death or disability, or the executive resigns for Good Reason, and in each case the termination occurs during the Change in Control Period, the executive will receive the following severance benefits: (i) a lump sum cash payment equal to 100% of the greater of the executive’s salary in effect as of immediately prior to his employment termination or the Change in Control, (ii) a lump sum cash payment equal to 100% of the greater of the executive’s target bonus in effect for the year in which the executive’s employment terminates or the Change in Control occurs, (iii) continuing payments to reimburse the executive for COBRA continuation coverage for a period of up to 12 months, (iv) 100% accelerated vesting of the executive’s outstanding equity awards that are subject to continued service-based vesting criteria and that no longer are or never were subject to the achievement of performance-based or other similar vesting criteria, and (v) 100% accelerated vesting of the amount of the outstanding equity award that has achieved the performance-based criteria.
In order to receive the severance benefits under the Agreement, the executive must sign and not revoke a release of claims in our favor and comply with confidentiality obligations.

As defined in the Agreements, “Cause” generally means the executive’s (i) repeated failure to perform his duties and responsibilities to the Company or abide in all material respects with the Company’s policies after receiving written notice, (ii) engagement in illegal conduct injurious to the Company in any material respect, (iii) material violation or material breach of his confidential information and invention agreement with the Company that is not cured within 20 days of written notice or is incapable of cure, or (iv) conviction or plea of no contest to a felony (other than motor vehicle offenses that do not materially impair the executive’s performance of his employment duties) or any crime involving fraud, embezzlement or other offense involving moral turpitude, and/or committing any act of embezzlement, dishonesty or fraud against or the misappropriation of material property belonging to the Company.
As defined in the Agreements, “Change in Control Period” generally means, subject to the occurrence of a Change in Control, the period beginning on the date that an agreement to enter into such Change in Control is signed and executed and ending on the date 12 months following such Change in Control. As defined in the Agreements, “Change in Control” generally means the occurrence of any of the following events: (i) a change in our ownership that occurs on the date that any one person or persons acting as a group (“Person”), acquires ownership of our stock that, together with the stock already held by such Person, constitutes more than 50% of the total voting power of our stock; or (ii) a change in our effective control that occurs on the date that a majority of members of the board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the board prior to the date of the appointment or election; or (iii) a change in the ownership of a substantial portion of our assets that occurs on the date that any Person acquires (or has acquired during a 12-month period) assets from us with a total gross fair market value equal to or more than 50% of the total gross fair market value of all of our assets immediately prior to such acquisition(s), excluding any transfer to an entity that is controlled by our stockholders immediately after the transfer and any transfer of assets by us to an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by us. For purposes of this definition, gross fair market value means the value of our assets, or the value of our assets being disposed of, determined without regard to any liabilities associated with such assets.
As defined in the Agreements, “Good Reason” generally means the executive’s voluntary termination of employment with us within 90 days following the expiration of our cure period following one or more of the following occurring without the executive’s prior consent: (i) a material reduction in the executive’s gross base salary other than in connection with a similar reduction for all similarly situated employees; (ii) a material reduction in the executive’s authority, duties, or responsibilities; or (iii) a relocation of the executive’s principal place of work to a location that is more than 50 miles from his current principal work site for us. The executive may not resign for Good Reason without first providing us with notice within 60 days of the initial existence of the condition that he believes constitutes Good Reason identifying the grounds for Good Reason and a reasonable cure period of at least 30 days following the date of such notice, during which such grounds must not have been cured.
RSU and PSU Agreements
Each of the NEO’s 2022, 2023 and 2024 RSU and PSU agreements provides that if we terminate an NEO’s employment with us for any reason other than Cause (as defined above) and not due to the executive’s death or Disability (as defined in the award agreement), or he resigns for Good Reason (as defined above), and in each case the termination occurs during the Change in Control Period (as defined above), such NEO will receive 100% accelerated vesting of the outstanding equity awards for the RSU and any “Eligible Portion” of the PSU.

Potential Payments Upon Termination or Change in Control
The following table provides an estimate of the payments and benefits that would be provided in the circumstances described above for each of the NEOs, assuming the triggering event took place on December 31, 2024 and based on the $18.40 closing price per share of our common stock on the NYSE on that date. A number of factors may affect the nature and amount of any potential payments or benefits, and as a result, the payments and benefits actually paid (if any) may be different. For example, a triggering event may occur on a date other than December 31, 2024, the price per share of our common stock on the date of the triggering event may be higher or lower than $18.40 or the assumptions relied upon in the estimate of potential payments and benefits below may not reflect the actual circumstances of the triggering event. Accordingly, there is no guarantee that a triggering event would produce the same or similar results as those estimated below.
Termination of Employment Unrelated to a Change in Control

Name	Salary Continuation ($)	Value of Continued Health Care Coverage Premiums ($)	Total ($)
Dhrupad Trivedi	675,000	49,032	724,032
Scott Weber	225,000	25,497	250,497

Termination of Employment in Connection with a Change in Control

Name	Salary Continuation ($)	Target Annual Cash Bonus ($)	Restricted Stock Units ($)(1)	Value of Continued Health Care Coverage Premiums ($)	Total ($)
Dhrupad Trivedi	675,000	775,000	5,336,957	49,032	6,835,989
Brian Becker(2)			692,852		692,852
Scott Weber	300,000	120,000	480,590	33,996	934,586

(1)
The amounts reported in the table reflect the aggregate market value of the unvested shares of our common stock underlying outstanding restricted stock unit awards that would have vested had the NEO been terminated in connection with a Change in Control. The aggregate market value is computed by multiplying (i) the number of unvested shares of our common stock subject to outstanding restricted stock unit awards at December 31, 2024, that would become vested by (ii) $18.40 (the closing market price of our common stock on the NYSE on December 31, 2024).

(2)	Acceleration pursuant to the award agreements covering the 2022, 2023 and 2024 RSU and PSU awards.
The compensation committee retains discretion to provide additional benefits to executive officers upon termination or resignation if it determines the circumstances so warrant.

Equity Compensation Plan Information
The following table summarizes our equity compensation plan information as of December 31, 2024. Information is included for equity compensation plans approved by our stockholders and equity compensation plans not approved by our stockholders. We will not grant equity awards in the future under any of the equity compensation plans not approved by our stockholders included in the table below.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(1) (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders	3,242,689(2)	$0.00(3)	4,084,929
Equity compensation plans not approved by stockholders	—	—	—
Total	3,242,689(2)	$0.00(3)	4,084,929

(1)
Includes 3,553,759 shares under our 2023 Stock Incentive Plan (the “2023 Plan”) and 531,170 shares available for issuance under our 2014 Employee Stock Purchase Plan (the “ESPP Plan”), including shares subject to purchase during the current purchase period. Does not include shares subject to outstanding stock-based awards under the retired 2014 Equity Incentive Plan (the “2014 Plan”) and the 2023 Plan that may be forfeited and become available for future issuances under the terms of the 2023 Plan.

(2)	Consists of 3,242,689 shares granted as RSUs or PSUs and excludes purchase rights under the ESPP Plan (no options were outstanding as of 12/31/2024).
(3)	The weighted average exercise price does not take into account outstanding restricted stock units or restricted stock awards, which have no exercise price.
CEO Pay Ratio
Presented below is the ratio of annual total compensation of our Chief Executive Officer to the annual total compensation of our median employee. The ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Exchange Act. SEC rules for identifying the median employee allow companies to apply various methodologies and assumptions and, as a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.
As determined in accordance with SEC rules, the fiscal year 2024 annual total compensation was $6,344,956 for our Chief Executive Officer, as reported in the “Summary Compensation Table” above. We estimate that the fiscal year 2024 annual total compensation for the median of all employees, excluding our Chief Executive Officer, was $187,328. The resulting ratio of our Chief Executive Officer’s annual total compensation to that of the median of all employees, excluding our Chief Executive Officer, for fiscal year 2024 is 33.87 to 1.
As permitted by SEC rules, to identify our median employee, we elected to use the annual total compensation of each employee for fiscal year 2024. For these purposes, annual total compensation included annual base salary or hourly wages, cash incentives, commissions, 401(k) company match, comparable cash elements of compensation in non-U.S. jurisdictions and grant date fair market value of equity compensation granted in fiscal year 2024. We utilized internal human resources records with all foreign currencies converted to U.S. dollars. With the exception of the 401(k) match, all amounts were annualized for permanent employees who did not work for the entire year. We identified the employee with the median compensation calculated as described above. We calculated annual total compensation for the median employee using the same methodology used to calculate the “Total” column of the “Summary Compensation Table.” We selected the median employee from among our global population of employees as of the end of fiscal year 2024. We did not exclude any employees whether pursuant to the de minimis exemption for foreign employees or any other permitted exclusion.

Pay versus Performance
Below are the tables and related footnotes for PVP:

	Dhrupad Trivedi		Non-CEO NEOs		Value of Initial Fixed $100 Investment Base On:
Year	Summary Compensation Table Total for CEO	Compensation Actually Paid to CEO(2)	Average Summary Compensation Table Total for Non-CEO NEOs(4)	Average Compensation Actually Paid to Non-CEO NEOs(3)(4)	The Company Total Shareholder Return	Peer Group Total Shareholder Return(1)	Net Income (millions)	100-Day Volume Weighted Average Stock Price(5)
2024	6,344,956	10,373,309	1,090,459	1,182,950	181.63%	157.60%	$50.1	$16.11
2023	4,577,120	2,500,784	861,834	(729,343)	98.25%	108.06%	$40.0	$12.40
2022	4,453,280	4,364,958	944,728	482,296	146.05%	21.81%	$46.9	$16.73
2021	3,135,250	7,250,200	1,121,976	1,943,908	142.08%	105.92%	$94.9	$15.07
2020	1,003,890	3,421,078	963,386	438,341	43.52%	74.45%	$17.8	$7.74

(1)	The Company’s peer group Total Shareholder Return is based on NYSE Technology Index, which is one of the indexes used for purposes of our 10-K performance graph.
(2)
The following represents the adjustments made to the Summary Compensation Table totals to derive the compensation actually paid to Mr. Trivedi in his role as CEO. Mr. Trivedi served as the CEO through the entire reporting period.

Adjustments	2024	2023	2022	2021	2020
Amounts reported in “Stock Awards” column of Summary Compensation Table	4,500,005	3,896,752	2,999,996	1,699,993	—
Fair value of outstanding and unvested stock awards that were granted in the current year:	5,142,872	2,854,663	3,237,507	2,156,627	—
Change in fair value for stock awards outstanding and unvested at the end of the current year that were granted in a prior year:	2,360,631	(635,675)	17,739	2,940,000	2,165,313
Fair value of stock awards granted and vested in the current year:	934,951	—	—	553,941	—
Change in fair value for stock awards vested in the current year that were granted in a prior year:	89,905	(398,572)	(343,571)	164,375	251,875

(3)
The following represents the average adjustments made to the Summary Compensation Table totals for our non-CEO named executive officers to derive the average compensation actually paid for our non-CEO named executive officers.

Adjustments	2024	2023	2022	2021	2020
Amounts reported in “Stock Awards” column of Summary Compensation Table	351,668	1,430,284	475,557	499,998	519,585
Fair value of outstanding and unvested stock awards that were granted in the current year:	344,763	293,936	419,947	634,307	408,087
Change in fair value for stock awards outstanding and unvested at the end of the current year that were granted in a prior year:	194,716	(53,083)	1,649	520,860	147,107
Fair value of stock awards granted and vested in the current year	73,058	—	—	162,920	—
Change in fair value for stock awards vested in the current year that were granted in a prior year:	2,489	(33,872)	(71,765)	3,843	1,279
Fair value of stock awards forfeited in the current year that were granted in a prior year:	(170,867)	(367,872)	(336,707)	—	(561,933)

(4)	The named executive officers included in the non-CEO named executive average for each year are as follows:

2024	Messrs. Becker and Weber and Ms. Thomas.
2023	Messrs. Becker, Bruening and Weber and Ms. Thomas.
2022	Messrs. Becker, Bruening, Cochran, and Weber.
2021	Messrs. Becker, Bruening, and Cochran.
2020	Messrs. Becker, Bruening, Cochran, Reiss, and Constantino.

(5)
Represents 100-Day Volume Weighted Average Stock Price (“VWAP”) as of December 31 of each applicable year. The VWAP metric is used for purposes of determining achievement of our 2024 PSU awards, which are eligible to vest upon the achievement of two distinct VWAP targets during the performance period beginning on the date of grant of the 2024 PSU award and ending on the four (4) year anniversary of such date.

As discussed in the Compensation Discussion and Analysis, our 100-Day Volume Weighted Average Stock Price is a performance goal in our long-term equity incentive compensation plan, and adjusted EBITDA and revenue are performance goals in our 2024 Executive Cash Incentive Plan. Though TSR and net income are not directly tied to the performance-based compensation paid to the NEOs, the 100-Day Volume Weighted Average Stock Price and the revenue performance measures are components of TSR and net income and, as such, TSR and net income results indirectly impact the compensation actually paid to our NEOs. A comparison of our TSR and the TSR of the reported peer group shows that our TSR for 2024, 2023, 2022 and 2021 is displayed below.

The following metrics represent the three most important financial performance measures used by the Company in setting NEO compensation for the most recent fiscal year:

100-Day Volume Weighted Average Stock Price
Revenue
Adjusted EBITDA

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of February 21, 2025 for:
•	each of our directors and nominees for director;
•	each of our named executive officers;
•	all of our current directors and executive officers as a group; and
•	each person or group, who beneficially owned more than 5% of our common stock.
We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.
We have based our calculation of the percentage of beneficial ownership on 73,952,601 shares of our common stock outstanding as of February 21, 2025. We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of February 21, 2025 or issuable pursuant to RSUs which are subject to vesting conditions expected to occur within 60 days of February 21, 2025 to be outstanding and to be beneficially owned by the person holding the stock option or RSU for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o A10 Networks, Inc., 2300 Orchard Parkway, San Jose, California 95131. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders:
BlackRock, Inc.(1)	13,179,913	17.82%
The Vanguard Group(2)	7,068,348	9.56%
NEOs and Directors:
Dhrupad Trivedi	346,765	*
Brian Becker	18,360	*
Scott Weber	16,984	*
Tor R. Braham(3)	172,881	*
Peter Y. Chung(3)	187,367	*
Eric Singer(3)	73,573	*
Dana Wolf(3)	34,972	*
Karen Thomas	—	—
All current executive officers and directors as a group (7 persons)(4)	850,902	1.15%
*	Represents beneficial ownership of less than one percent (1%).
(1)
A Schedule 13G/A was filed with the SEC on January 19, 2024 by BlackRock, Inc. (“BlackRock”). BlackRock is a parent holding company with the following subsidiaries who are also beneficial owners: BlackRock Life Limited, BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., Blackrock Investment Management (Australia) Limited and BlackRock Fund Managers Ltd. This Schedule 13G/A reports that BlackRock has sole voting power with respect to 13,054,747 shares beneficially owned as of December 31, 2023 and sole dispositive power with respect to 13,179,913 shares beneficially owned as of December 31, 2023. The address for each of these entities is 50 Hudson Yards, New York, NY 10001.

(2)
A Schedule 13G/A was filed with the SEC on February 13, 2024 by The Vanguard Group (“Vanguard”). Vanguard is an investor-owned group. This Schedule 13G/A reports that Vanguard has shared voting power with respect to 127,440 shares beneficially owned as of December 29, 2023, sole dispositive power with respect to 6,883,086 shares beneficially owned as of December 29, 2023 and shared dispositive power with respect to 185,262 shares beneficially owned as of December 29, 2023. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(3)	Includes 12,903 shares issuable pursuant to RSUs which are subject to vesting conditions expected to occur within 60 days of February 21, 2025.
(4)	Includes an aggregate of 51,612 shares issuable pursuant to RSUs which are subject to vesting conditions expected to occur within 60 days of February 21, 2025.

RELATED PERSON TRANSACTIONS
We describe below all transactions and series of similar transactions, since the beginning of our last fiscal year, to which we were a party or will be a party, in which:
•	the amounts involved exceeded or will exceed $120,000; and
•
any of our directors, nominees for director, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Investors Rights Agreement
We are party to an investors rights agreement which provides, among other things, that certain holders of our common stock have the right to demand that we file a registration statement, or request that the shares of such stock be covered by a registration statement that we are otherwise filing, subject to certain exceptions.
Stock Repurchase Agreement
On November 14, 2024, the Company entered into a Common Stock Repurchase Agreement (the “Repurchase Agreement”) with Summit Partners Growth Equity Fund VIII-A, L.P., Summit Partners Growth Equity Fund VIII-B, L.P., Summit Investors I, LLC and Summit Investors I (UK), L.P. (collectively, “Summit”), one of whose managing directors, Peter Y. Chung, is a member of our board. Pursuant to the Repurchase Agreement, the Company repurchased 329,566 shares of common stock from Summit for approximately $5.2 million. The common shares repurchased are held in treasury and accounted for under the cost method.
Mr. Chung does not have a material interest in the transaction described above.
Employment Arrangements and Indemnification Agreements
We have entered into employment arrangements with certain of our current and former executive officers. See “Executive Officer Employment Agreements.”
We have also entered into indemnification agreements with certain of our officers and directors that require us to indemnify our officers and directors to the fullest extent permitted by Delaware law.
Policies and Procedures for Related Party Transactions
The audit committee of the board has the primary responsibility for reviewing and approving transactions with related parties. The audit committee charter provides that the audit committee may review and approve in advance any proposed related party transactions.
We have adopted a formal written policy providing that our executive officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of our common stock, any member of the immediate family of any of the foregoing persons, and any firm, corporation, or other entity in which any of the foregoing persons is employed, is a general partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest, is not permitted to enter into a related party transaction with us without the consent of the audit committee, subject to the exceptions described below. In approving or rejecting any such proposal, the audit committee is to consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, and the extent of the related party’s interest in the transaction. The audit committee has determined that certain transactions shall be deemed to be pre-approved by the audit committee, even if the aggregate amount involved will exceed $120,000, including certain employment arrangements of executive officers, director compensation, transactions with another company at which a related party’s only relationship is as a non-executive employee or beneficial owner of less than 5% of that company’s shares, transactions where a related party’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis, and transactions available to all employees generally.

OTHER MATTERS
Fiscal Year 2024 Annual Report and SEC Filings
Our financial statements for our fiscal year ended December 31, 2024 are included in our Annual Report on Form 10-K. This proxy statement and our annual report are posted on our website at http://investors.a10networks.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to A10 Networks, Inc., Attention: Investor Relations, 2300 Orchard Parkway, San Jose, California 95131.
* * *
The board does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.
It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the proxy card or execute and return, at your earliest convenience, the proxy card in the envelope that will be provided with the proxy card.

THE BOARD OF DIRECTORS

San Jose, California March 5, 2025

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR ANNUAL MEETING
The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully.
What matters am I voting on?
You will be voting on:
•
the election of the director nominees named in this proxy statement, to serve until the 2026 annual meeting of stockholders and until their successors are duly elected and qualified, subject to earlier resignation or removal;

•	a proposal to approve an amendment to our 2014 Employee Stock Purchase Plan to increase the number of shares available for issuance by 2,500,000 shares;
•	a proposal to approve, on an advisory and non-binding basis, the compensation of our named executive officers as described in this proxy statement;
•	the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025; and
•	any other business as may properly come before the Annual Meeting.
How does the board of directors recommend I vote on these proposals?
The board recommends a vote:
•	“FOR” the election of each of the director nominees;
•	“FOR” the approval of an amendment to our 2014 Employee Stock Purchase Plan to increase the number of shares available for issuance by 2,500,000 shares;
•	“FOR” the approval, on an advisory and non-binding basis, of the compensation of our named executive officers as described in this proxy statement; and
•	“FOR” the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025.
Who is entitled to vote?
Holders of our common stock as of the close of business on February 21, 2025 (the “record date”) may vote at the Annual Meeting. As of the record date, there were 73,952,601 shares of our common stock outstanding. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of our common stock held by them on the record date. We do not have cumulative voting rights for the election of directors.
Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.
Street Name Stockholders. If shares of our common stock are held on your behalf in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of those shares held in “street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use. Throughout this proxy, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”
How many votes are needed for approval of each proposal?
•
Proposal No. 1: The election of directors requires a plurality of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote, meaning that the nominees who receive the largest number of votes cast “FOR” their election are elected as directors. As a result, any shares not voted “FOR” a particular nominee (whether as a result of “WITHHOLD” votes or broker non-votes) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “FOR” or “WITHHOLD” on each of the nominees for election as a director.
•
Proposal No. 2: The approval of an amendment to our 2014 Employee Stock Purchase Plan to increase the number of shares available for issuance by 2,500,000 shares requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal. Abstentions are considered as a vote “AGAINST” the proposal because an abstention represents a share entitled to vote on this proposal. Broker non-votes will have no effect on the outcome of this proposal. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal.

•
Proposal No. 3: The approval, on an advisory and non-binding basis, of the compensation of our named executive officers as described in this proxy statement requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal. Abstentions are considered as a vote “AGAINST” the proposal because an abstention represents a share entitled to vote on this proposal. Broker non-votes will have no effect on the outcome of this proposal. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal.

•
Proposal No. 4: The ratification of the appointment of Grant Thornton LLP requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal. Abstentions are considered as a vote “AGAINST” the proposal because an abstention represents a share entitled to vote on this proposal. Broker non-votes will have no effect on the outcome of this proposal. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal.

What is a quorum?
A quorum is the minimum number of shares required to be present at the Annual Meeting for the Annual Meeting to be properly held under our bylaws and Delaware law. The presence, in person or represented by proxy, of a majority of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. Abstentions, withhold votes and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum.
How do I vote?
If you are a stockholder of record, there are four ways to vote:
•	by Internet at http://www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on April 16, 2025 (have your proxy card in hand when you visit the website);
•	by toll-free telephone at 1-800-690-6903 (have your proxy card in hand when you call);
•	by completing and mailing your proxy card (if you received printed proxy materials); or
•	by written ballot at the Annual Meeting.
If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning an instruction card, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a street name stockholder, you may not vote your shares in person at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.

Can I change my vote?
Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:
•	entering a new vote by Internet or by telephone;
•	returning a later-dated proxy card;
•	notifying the Secretary of A10 Networks, Inc., in writing, at A10 Networks, Inc., 2300 Orchard Parkway, San Jose, California 95131; or
•	completing a written ballot at the Annual Meeting.
If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.
What do I need to do to attend the Annual Meeting in person?
To attend the meeting, you must be a holder of Company shares as of the record date of February 21, 2025. If you plan to attend, please notify the Company no later than April 16, 2025 at 5:00 p.m. Pacific Time by contacting Jaime Garcia (jgarcia@a10networks.com).
On the day of the meeting, you may be required to present a valid picture identification such as a driver’s license or passport and you may be denied admission if you do not. Please note that seating is limited. Use of cameras, recording devices, computers and other personal electronic devices will not be permitted at the Annual Meeting.
We intend to hold our Annual Meeting in person. In the event it is not possible or advisable to hold our Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. If we take this step, we will announce the decision to do so in advance by filing Definitive Additional Materials with the Securities and Exchange Commission (the “SEC”) along with notice of the change(s) to the Annual Meeting, and details on how to participate will be available at http://www.proxydocs.com and http://investors.a10networks.com.
What is the effect of giving a proxy?
Proxies are solicited by and on behalf of the board. Dhrupad Trivedi, Brian Becker and Scott Weber have been designated as proxies by the board. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of the board as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.
Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?
In accordance with the rules of the SEC, we have elected to provide our proxy materials, including this proxy statement and our annual report, primarily via the Internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about March 5, 2025 to all stockholders entitled to vote at the Annual Meeting. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by email by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact of our annual stockholder meetings. All stockholders who have previously requested to receive a paper copy of the materials, will receive a full set of paper proxy materials by U.S. mail.
How are proxies solicited for the Annual Meeting?
The board, officers and other employees may be soliciting proxies for use at the Annual Meeting by personal interview, telephone, facsimile or electronic mail. No additional compensation will be paid to these persons for solicitation and all expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker or other nominee holds shares of our common stock on your behalf. At this time we have not engaged a proxy solicitor. If we do engage a proxy solicitor we will pay the customary costs associated with such engagement.
How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?
Brokerage firms and other intermediaries holding shares of our common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter: the proposal to ratify the appointment of Grant Thornton LLP. Your broker will not have discretion to vote on any other proposal absent direction from you.
Where can I find the voting results of the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to such Current Report on Form 8-K as soon as they become available.
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
We have adopted an SEC-approved procedure called “householding,” which allows us to deliver a single copy of the Notice and, if applicable, our proxy materials to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at the following address:
A10 Networks, Inc.
Attention: Investor Relations
2300 Orchard Parkway
San Jose, California 95131
(408) 325-8668
Street name stockholders may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.
What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?
Stockholder Proposals
Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our next annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. For a stockholder proposal to be considered at our 2026 annual meeting of stockholders, our Secretary must receive the written proposal at our principal executive offices prior to certain deadlines. Those deadlines vary based upon when we actually hold our 2025 annual meeting and also whether the stockholder intends the proposal to be included in our proxy statement for the meeting.

Proposals Intended to be Included in our Proxy Statement
For a stockholder proposal to be considered for inclusion in our proxy statement for the 2026 annual meeting, our Secretary must receive the written proposal at our principal executive offices no later than November 5, 2025. In addition, stockholder proposals must comply with the requirements of SEC Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:
A10 Networks, Inc.
Attention: Secretary
2300 Orchard Parkway
San Jose, California 95131
Proposals Not Intended to be Included in our Proxy Statement
Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal at an annual meeting of stockholders but who do not intend for the proposal to be included in our proxy statement for the meeting. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before the annual meeting by or at the direction of the board, or (iii) properly brought before the annual meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Secretary, which notice must contain the information specified in the bylaws, provided, however, that such business must be a proper matter for stockholder action pursuant to the bylaws and applicable law.
If we hold the 2026 annual meeting no more than 30 days before or after the one-year anniversary of this year’s Annual Meeting, then, for a stockholder proposal to be considered at the 2026 annual meeting, our Secretary must receive the written notice at our principal executive offices at the above address:
•	no earlier than December 20, 2025; and
•	no later than the close of business on January 19, 2026.
If we hold the 2026 annual meeting more than 30 days before or after the one-year anniversary of this year’s Annual Meeting, then our Secretary must receive the written notice no earlier than the close of business on the 120th day before the actual date of the 2026 annual meeting and no later than the close of business on the later of the following two dates:
•	the 90th day prior to the 2026 annual meeting; or
•	the 10th day following the day on which we first announce publicly the date of the 2026 annual meeting.
If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting does not appear at such annual meeting to present such proposal, we are not required to present the proposal for a vote at such annual meeting.
Nomination of Director Candidates
You may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on the board and should be directed to our Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”
In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, a stockholder must provide the information required by our bylaws and give timely notice to our Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Secretary within the time period described above under “—Proposals Not Intended to be Included in our Proxy Statement.”
Availability of Bylaws
You may contact our Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

APPENDIX A
A10 NETWORKS, INC.

2014 EMPLOYEE STOCK PURCHASE PLAN

(As amended April  , 2025)
1. Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Companies with an opportunity to purchase Common Stock through accumulated Contributions. The Company intends for the Plan to have two components: a Code Section 423 Component (“423 Component”) and a non-Code Section 423 Component (“Non-423 Component”). The Company’s intention is to have the 423 Component of the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code. The provisions of the 423 Component, accordingly, will be construed so as to extend and limit Plan participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the Code. In addition, this Plan authorizes the grant of an option to purchase shares of Common Stock under the Non-423 Component that does not qualify as an “employee stock purchase plan” under Section 423 of the Code; such an option will be granted pursuant to rules, procedures, or sub-plans adopted by the Administrator designed to achieve tax, securities laws, or other objectives for Eligible Employees and the Company. Except as otherwise provided herein, the Non-423 Component will operate and be administered in the same manner as the 423 Component.
2. Definitions.
(a) “2018 Amendment Date” means October 22, 2018.
(b) “Administrator” means the Board or any Committee designated by the Board to administer the Plan pursuant to Section 14.
(c) “Affiliate” means any entity, other than a Subsidiary, in which the Company has an equity or other ownership interest.
(d) “Applicable Laws” means the requirements relating to the administration of equity- based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where options are, or will be, granted under the Plan.
(e) “Board” means the Board of Directors of the Company.
(f) “Change in Control” means the occurrence of any of the following events:
(i) A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control; or
(ii) A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or
(iii) A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection, the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the

Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.
Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final U.S. Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.
Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
(g) “Code” means the U.S. Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or U.S. Treasury Regulation thereunder will include such section or regulation, any valid regulation or other official applicable guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
(h) “Committee” means a committee of the Board appointed in accordance with Section 14 hereof.
(i) “Common Stock” means the common stock of the Company.
(j) “Company” means A10 Networks, Inc., a Delaware corporation, or any successor thereto.
(k) “Compensation” means an Eligible Employee’s base straight time gross earnings, but exclusive of payments for incentive compensation, bonuses, payments for overtime and shift premium, equity compensation income and other similar compensation. The Administrator, in its discretion, may, on a uniform and nondiscriminatory basis, establish a different definition of Compensation for a subsequent Offering Period.
(l) “Contributions” means the payroll deductions and other additional payments that the Company may permit to be made by a Participant to fund the exercise of options granted pursuant to the Plan.
(m) “Designated Company” means any Subsidiary or Affiliate that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan. For purposes of the 423 Component, only the Company and its Subsidiaries may be Designated Companies, provided, however that at any given time, a Subsidiary that is a Designated Company under the 423 Component will not be a Designated Company under the Non-423 Component.
(n) “Director” means a member of the Board.
(o) “Eligible Employee” means any individual who is a common law employee providing services to the Company or a Designated Company and is customarily employed for at least twenty (20) hours per week and more than five (5) months in any calendar year by the Employer, or any lesser number of hours per week and/or number of months in any calendar year established by the Administrator (if required under applicable local law) for purposes of any separate Offering or for Eligible Employees participating in the Non-423 Component. For purposes of the Plan, the employment relationship will be treated as continuing intact while the individual is on sick leave or other leave of absence that the Employer approves or is legally protected under Applicable Laws. Where the period of leave exceeds three (3) months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated three (3) months and one (1) day following the commencement of such leave. The Administrator, in its discretion, from time to time may, prior to an

Enrollment Date for all options to be granted on such Enrollment Date in an Offering, determine (on a uniform and nondiscriminatory basis or as otherwise permitted by Treasury Regulation Section 1.423-2) that the definition of Eligible Employee will or will not include an individual if he or she: (i) has not completed at least two (2) years of service since his or her last hire date (or such lesser period of time as may be determined by the Administrator in its discretion), (ii) customarily works not more than twenty (20) hours per week (or such lesser period of time as may be determined by the Administrator in its discretion), (iii) customarily works not more than five (5) months per calendar year (or such lesser period of time as may be determined by the Administrator in its discretion), (iv) is a highly compensated employee within the meaning of Section 414(q) of the Code, or (v) is a highly compensated employee within the meaning of Section 414(q) of the Code with compensation above a certain level or is an officer or subject to the disclosure requirements of Section 16(a) of the Exchange Act, provided the exclusion is applied with respect to each Offering in an identical manner to all highly compensated individuals of the Employer whose Employees are participating in that Offering. Each exclusion will be applied with respect to an Offering in a manner complying with U.S. Treasury Regulation Section 1.423-2(e)(2)(ii).
(p) “Employer” means the employer of the applicable Eligible Employee(s).
(q) “Enrollment Date” means the first Trading Day of each Offering Period.
(r) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.
(s) “Exercise Date” means the last Trading Day of the Purchase Period. Notwithstanding the foregoing, in the event that an Offering Period is terminated prior to its expiration pursuant to Section 20(a), the Administrator, in its sole discretion, may determine that any Purchase Period also terminating under such Offering Period will terminate without options being exercised on the Exercise Date that otherwise would have occurred on the last Trading Day of such Purchase Period.
(t) “Fair Market Value” means, as of any date and unless the Administrator determines otherwise, the value of Common Stock determined as follows:
(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market of The NASDAQ Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;
(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value will be the mean between the high bid and low asked prices for the Common Stock on the date of determination (or if no bids and asks were reported on that date, as applicable, on the last Trading Day such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;
(iii) In the absence of an established market for the Common Stock, the Fair Market Value thereof will be determined in good faith by the Administrator; or
(u) “Fiscal Year” means the fiscal year of the Company.
(v) “New Exercise Date” means a new Exercise Date if the Administrator shortens any Offering Period then in progress.
(w) “Offering” means an offer under the Plan of an option that may be exercised during an Offering Period as further described in Section 4. For purposes of the Plan, the Administrator may designate separate Offerings under the Plan (the terms of which need not be identical) in which Employees of one or more Employers will participate, even if the dates of the applicable Offering Periods of each such Offering are identical and the provisions of the Plan will separately apply to each Offering. To the extent permitted by U.S. Treasury Regulation Section 1.423-2(a)(1), the terms of each Offering need not be identical provided that the terms of the Plan and an Offering together satisfy U.S. Treasury Regulation Section 1.423-2(a)(2) and (a)(3).

(x) “Offering Periods” means the periods of approximately six (6) months during which an option granted pursuant to the Plan may be exercised, (i) commencing on the first Trading Day on or after December 1 and June 1 of each year and terminating on the last Trading Day on or before June 1 and December 1, respectively, approximately six (6) months later; provided, however, that the first Offering Period under the Plan occurring on or after the 2018 Amendment Date will commence with the first Trading Day on or after December 3, 2018, and will end on the last Trading Day on or before May 31, 2019. The duration and timing of Offering Periods may be changed pursuant to Sections 4, 20 and 30.
(y) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.
(z) “Participant” means an Eligible Employee that participates in the Plan.
(aa) “Plan” means this A10 Networks, Inc. 2014 Employee Stock Purchase Plan, as amended from time to time.
(bb) “Purchase Period” means the period during an Offering Period and during which shares of Common Stock may be purchased on a Participant’s behalf in accordance with the terms of the Plan. Unless the Administrator provides otherwise, Purchase Periods will have the same duration as, and coincide with the timing of, the Offering Period to which it relates.
(cc) “Purchase Price” means an amount equal to eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower; provided however, that the Purchase Price may be determined for subsequent Offering Periods by the Administrator subject to compliance with Section 423 of the Code (or any successor rule or provision or any other Applicable Law, regulation or stock exchange rule) or pursuant to Section 20.
(dd) “Registration Date” means the effective date of the first registration statement that is filed by the Company and declared effective pursuant to Section 12(g) of the Exchange Act, with respect to any class of the Company’s securities.
(ee) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.
(ff) “Trading Day” means a day on which the national stock exchange upon which the Common Stock is listed is open for trading.
(gg) “U.S. Treasury Regulations” means the Treasury regulations of the Code. Reference to a specific Treasury Regulation or Section of the Code will include such Treasury Regulation or Section, any valid regulation promulgated under such Section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.
3. Eligibility.
(a) Offering Periods. Any Eligible Employee on a given Enrollment Date will be eligible to participate in the Plan, subject to the requirements of Section 5.
(b) Non-U.S. Employees. Eligible Employees who are citizens or residents of a non-U.S. jurisdiction (without regard to whether they also are citizens or residents of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from participation in the Plan or an Offering if the participation of such Eligible Employees is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan or an Offering to violate Section 423 of the Code. In the case of the Non-423 Component, Eligible Employees may be excluded from participation in the Plan or an Offering if the Administrator has determined that participation of such Eligible Employees is not advisable or practicable.
(c) Limitations. Any provisions of the Plan to the contrary notwithstanding, no Eligible Employee will be granted an option under the Plan (i) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or any Parent or Subsidiary of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Parent or Subsidiary of the Company,

or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company or any Parent or Subsidiary of the Company accrues at a rate, which exceeds twenty-five thousand dollars ($25,000) worth of stock (determined at the Fair Market Value of the stock at the time such option is granted) for each calendar year in which such option is outstanding at any time, as determined in accordance with Section 423 of the Code and the regulations thereunder.
4. Offering Periods. The Plan will be implemented by consecutive Offering Periods with a new Offering Period commencing on the first Trading Day on or after December 1 and June 1 each year, or on such other date as the Administrator will determine; provided, however, that the first Offering Period under the Plan on or after the 2018 Amendment Date will commence with the first Trading Day on or after the December 3, 2018 and end on the last Trading Day on or before May 31, 2019. The Administrator will have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future Offerings without stockholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter; provided, however, that no Offering Period may last more than twenty-seven (27) months.
5. Participation. An Eligible Employee may participate in the Plan pursuant to Section 3(a) by (i) submitting to the Company’s stock administration office (or its designee), on or before a date determined by the Administrator prior to an applicable Enrollment Date, a properly completed subscription agreement authorizing Contributions in the form provided by the Administrator for such purpose, or (ii) following an electronic or other enrollment procedure determined by the Administrator.
6. Contributions.
(a) At the time a Participant enrolls in the Plan pursuant to Section 5, he or she will elect to have Contributions (in the form of payroll deductions or otherwise, to the extent permitted by the Administrator) made on each pay day during the Offering Period in an amount not exceeding ten percent (10%) of the Compensation, which he or she receives on each pay day during the Offering Period. The Administrator, in its sole discretion, may permit all Participants in a specified Offering to contribute amounts to the Plan through payment by cash, check or other means set forth in the subscription agreement prior to each Exercise Date of each Purchase Period. A Participant’s subscription agreement will remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.
(b) In the event Contributions are made in the form of payroll deductions, such payroll deductions for a Participant will commence on the first pay day following the Enrollment Date and will end on the last pay day on or prior to the last Exercise Date of such Offering Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 10 hereof.
(c) All Contributions made for a Participant will be credited to his or her account under the Plan and Contributions will be made in whole percentages only. A Participant may not make any additional payments into such account (unless required by Applicable Laws).
(d) A Participant may discontinue his or her participation in the Plan as provided under Section 10. Unless otherwise determined by the Administrator, during a Purchase Period, a Participant may not increase the rate of his or her Contributions and may only decrease the rate of his or her Contributions one (1) time and such decrease must be to a Contribution rate of zero percent (0%). Any such decrease during a Purchase Period requires the Participant (i) properly completing and submitting to the Company’s stock administration office (or its designee), on or before a date determined by the Administrator prior to an applicable Exercise Date, a new subscription agreement authorizing the change in Contribution rate in the form provided by the Administrator for such purpose, or (ii) following an electronic or other procedure prescribed by the Administrator. If a Participant has not followed such procedures to change the rate of Contributions, the rate of his or her Contributions will continue at the originally elected rate throughout the Purchase Period and future Offering Periods and Purchase Periods (unless the Participant’s participation is terminated as provided in Sections 10 or 11). The Administrator may, in its sole discretion, amend the nature and/or number of Contribution rate changes that may be made by Participants during any Offering Period or Purchase Period and may establish other conditions or limitations as it deems appropriate for Plan administration. Any change in payroll deduction rate made pursuant to this Section 6(d) will be effective as of the first (1st) full payroll period following five (5) business days after the date on which the change is made by the Participant (unless the Administrator, in its sole discretion, elects to process a given change in payroll deduction rate more quickly).

(e) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(d), a Participant’s Contributions may be decreased to zero percent (0%) at any time during a Purchase Period. Subject to Section 423(b)(8) of the Code and Section 3(d) hereof, Contributions will recommence at the rate originally elected by the Participant effective as of the beginning of the first Purchase Period scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 10.
(f) Notwithstanding any provisions to the contrary in the Plan, the Administrator may allow Eligible Employees to participate in the Plan via cash contributions instead of payroll deductions if (i) payroll deductions are not permitted under applicable local law, (ii) the Administrator determines that cash contributions are permissible under Section 423 of the Code; or (iii) for Participants participating in the Non-423 Component.
(g) At the time the option is exercised, in whole or in part, or at the time some or all of the Common Stock issued under the Plan is disposed of (or any other time that a taxable event related to the Plan occurs), the Participant must make adequate provision for the Company’s or Employer’s federal, state, local or any other tax liability payable to any authority including taxes imposed by jurisdictions outside of the U.S., national insurance, social security or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock (or any other time that a taxable event related to the Plan occurs). At any time, the Company or the Employer may, but will not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company or the Employer to meet applicable withholding obligations, including any withholding required to make available to the Company or the Employer any tax deductions or benefits attributable to sale or early disposition of Common stock by the Eligible Employee. In addition, the Company or the Employer may, but will not be obligated to, withhold from the proceeds of the sale of Common Stock or any other method of withholding the Company or the Employer deems appropriate to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f).
7. Grant of Option. On the Enrollment Date of each Offering Period, each Eligible Employee participating in such Offering Period will be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of Common Stock determined by dividing such Eligible Employee’s Contributions accumulated prior to such Exercise Date and retained in the Eligible Employee’s account as of the Exercise Date by the applicable Purchase Price; provided that in no event will an Eligible Employee be permitted to purchase during each Purchase Period more than 1,500 shares of Common Stock (subject to any adjustment pursuant to Section 19) and provided further that such purchase will be subject to the limitations set forth in Sections 3(c) and 13. The Eligible Employee may accept the grant of such option under the Plan by electing to participate in the Plan in accordance with the requirements of Section 5. The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of Common Stock that an Eligible Employee may purchase during each Purchase Period or Offering Period. Exercise of the option will occur as provided in Section 8, unless the Participant has withdrawn pursuant to Section 10. The option will expire on the last day of the Offering Period.
8. Exercise of Option.
(a) Unless a Participant withdraws from the Plan as provided in Section 10, his or her option for the purchase of shares of Common Stock will be exercised automatically on the Exercise Date, and the maximum number of full shares subject to the option will be purchased for such Participant at the applicable Purchase Price with the accumulated Contributions from his or her account. No fractional shares of Common Stock will be purchased; any Contributions accumulated in a Participant’s account, which are not sufficient to purchase a full share will be retained in the Participant’s account for the subsequent Purchase Period or Offering Period, subject to earlier withdrawal by the Participant as provided in Section 10. Any other funds left over in a Participant’s account after the Exercise Date will be returned to the Participant. During a Participant’s lifetime, a Participant’s option to purchase shares hereunder is exercisable only by him or her.
(b) If the Administrator determines that, on a given Exercise Date, the number of shares of Common Stock with respect to which options are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Enrollment Date of the applicable Offering Period, or (ii) the number of shares of Common Stock available for sale under the Plan on such Exercise Date, the Administrator may in its sole discretion (x) provide that the Company will make a pro rata allocation of the shares of Common Stock available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all Participants exercising options to purchase Common Stock on such Exercise Date, and continue all Offering Periods then in effect or (y) provide that the Company will make a pro rata allocation of the shares available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date, and terminate any or all Offering Periods then in effect pursuant to Section 20. The Company may make a pro rata allocation of the shares available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company’s stockholders subsequent to such Enrollment Date.
9. Delivery. As soon as reasonably practicable after each Exercise Date on which a purchase of shares of Common Stock occurs, the Company will arrange the delivery to each Participant of the shares purchased upon exercise of his or her option in a form determined by the Administrator (in its sole discretion) and pursuant to rules established by the Administrator. The Company may permit or require that shares be deposited directly with a broker designated by the Company or to a designated agent of the Company, and the Company may utilize electronic or automated methods of share transfer. The Company may require that shares be retained with such broker or agent for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions of such shares. No Participant will have any voting, dividend, or other stockholder rights with respect to shares of Common Stock subject to any option granted under the Plan until such shares have been purchased and delivered to the Participant as provided in this Section 9.
10. Withdrawal.
(a) A Participant may withdraw all but not less than all the Contributions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by (i) submitting to the Company’s stock administration office (or its designee) a written notice of withdrawal in the form determined by the Administrator for such purpose (which may be similar to the form attached hereto as Exhibit B), or (ii) following an electronic or other withdrawal procedure determined by the Administrator. All of the Participant’s Contributions credited to his or her account will be paid to such Participant promptly after receipt of notice of withdrawal and such Participant’s option for the Offering Period will be automatically terminated, and no further Contributions for the purchase of shares will be made for such Offering Period. If a Participant withdraws from an Offering Period, Contributions will not resume at the beginning of the succeeding Offering Period, unless the Participant re-enrolls in the Plan in accordance with the provisions of Section 5.
(b) A Participant’s withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or in succeeding Offering Periods that commence after the termination of the Offering Period from which the Participant withdraws.
11. Termination of Employment. Unless otherwise required by Applicable Laws, upon a Participant’s ceasing to be an Eligible Employee, for any reason, he or she will be deemed to have elected to withdraw from the Plan and the Contributions credited to such Participant’s account during the Offering Period but not yet used to purchase shares of Common Stock under the Plan will be returned to such Participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15, and such Participant’s option will be automatically terminated. A Participant whose employment transfers between entities through a termination with an immediate rehire (with no break in service) by the Company or a Designated Company will not be treated as terminated under the Plan; however, if a Participant transfers from an Offering under the 423 Component to the Non-423 Component, the exercise of the option will be qualified under the 423 Component only to the extent it complies with Section 423 of the Code.
12. Interest. No interest will accrue on the Contributions of a participant in the Plan, except as may be required by Applicable Law, as determined by the Company, and if so required by the laws of a particular jurisdiction, will apply to all Participants in the relevant Offering under the 423 Component, except to the extent otherwise permitted by U.S. Treasury Regulation Section 1.423-2(f).
13. Stock.
(a) Subject to adjustment upon changes in capitalization of the Company as provided in Section 19 hereof, the maximum number of shares of Common Stock that will be made available for sale under the Plan will be 9,357,971 shares of Common Stock.

(b) Until the shares of Common Stock are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a Participant will have only the rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a stockholder will exist with respect to such shares.
(c) Shares of Common Stock to be delivered to a Participant under the Plan will be registered in the name of the Participant or in the name of the Participant and his or her spouse.
14. Administration. The Plan will be administered by the Board or a Committee appointed by the Board, which Committee will be constituted to comply with Applicable Laws. The Administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to designate separate Offerings under the Plan, to designate Subsidiaries and Affiliates as participating in the 423 Component or Non-423 Component, to determine eligibility, to adjudicate all disputed claims filed under the Plan and to establish such procedures that it deems necessary for the administration of the Plan (including, without limitation, to adopt such procedures and sub-plans as are necessary or appropriate to permit the participation in the Plan by employees who are foreign nationals or employed outside the U.S., the terms of which sub-plans may take precedence over other provisions of this Plan, with the exception of Section 13(a) hereof, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan will govern the operation of such sub-plan). Unless otherwise determined by the Administrator, the Employees eligible to participate in each sub-plan will participate in a separate Offering or in the Non-423 Component. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding eligibility to participate, the definition of Compensation, handling of Contributions, making of Contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of stock certificates that vary with applicable local requirements. The Administrator also is authorized to determine that, to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f), the terms of an option granted under the Plan or an Offering to citizens or residents of a non-U.S. jurisdiction will be less favorable than the terms of options granted under the Plan or the same Offering to employees resident solely in the U.S. Every finding, decision and determination made by the Administrator will, to the full extent permitted by law, be final and binding upon all parties.
15. Designation of Beneficiary.
(a) If permitted by the Administrator, a Participant may file a designation of a beneficiary who is to receive any shares of Common Stock and cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such Participant of such shares and cash. In addition, if permitted by the Administrator, a Participant may file a designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of such Participant’s death prior to exercise of the option. If a Participant is married and the designated beneficiary is not the spouse, spousal consent will be required for such designation to be effective.
(b) Such designation of beneficiary may be changed by the Participant at any time by notice in a form determined by the Administrator. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company will deliver such shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.
(c) All beneficiary designations will be in such form and manner as the Administrator may designate from time to time. Notwithstanding Sections 15(a) and (b) above, the Company and/or the Administrator may decide not to permit such designations by Participants in non-U.S. jurisdictions to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f).
16. Transferability. Neither Contributions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition will be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.
17. Use of Funds. The Company may use all Contributions received or held by it under the Plan for any corporate purpose, and the Company will not be obligated to segregate such Contributions except under Offerings or for Participants in the Non-423 Component for which Applicable Laws require that Contributions to the Plan by Participants be segregated from the Company’s general corporate funds and/or deposited with an independent third party. Until shares of Common Stock are issued, Participants will have only the rights of an unsecured creditor with respect to such shares.
18. Reports. Individual accounts will be maintained for each Participant in the Plan. Statements of account will be given to participating Eligible Employees at least annually, which statements will set forth the amounts of Contributions, the Purchase Price, the number of shares of Common Stock purchased and the remaining cash balance, if any.
19. Adjustments, Dissolution, Liquidation, Merger or Change in Control.
(a) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the corporate structure of the Company affecting the Common Stock occurs, the Administrator, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will, in such manner as it may deem equitable, adjust the number and class of Common Stock that may be delivered under the Plan, the Purchase Price per share and the number of shares of Common Stock covered by each option under the Plan that has not yet been exercised, and the numerical limits of Sections 7 and 13.
(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, any Offering Period then in progress will be shortened by setting a New Exercise Date, and will terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date will be before the date of the Company’s proposed dissolution or liquidation. The Administrator will notify each Participant in writing or electronically, prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof.
(c) Merger or Change in Control. In the event of a merger or Change in Control, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the Offering Period with respect to which such option relates will be shortened by setting a New Exercise Date on which such Offering Period will end. The New Exercise Date will occur before the date of the Company’s proposed merger or Change in Control. The Administrator will notify each Participant in writing or electronically prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof.
20. Amendment or Termination.
(a) The Administrator, in its sole discretion, may amend, suspend, or terminate the Plan, or any part thereof, at any time and for any reason. If the Plan is terminated, the Administrator, in its discretion, may elect to terminate all outstanding Offering Periods either immediately or upon completion of the purchase of shares of Common Stock on the next Exercise Date (which may be sooner than originally scheduled, if determined by the Administrator in its discretion), or may elect to permit Offering Periods to expire in accordance with their terms (and subject to any adjustment pursuant to Section 19). If the Offering Periods are terminated prior to expiration, all amounts then credited to Participants’ accounts that have not been used to purchase shares of Common Stock will be returned to the Participants (without interest thereon, except as otherwise required under Applicable Laws, as further set forth in Section 12 hereof) as soon as administratively practicable.
(b) Without stockholder consent and without limiting Section 20(a), the Administrator will be entitled to change the Offering Periods or Purchase Periods, designate separate Offerings, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit Contributions in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed Contribution elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with Contribution amounts, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable that are consistent with the Plan.
(c) In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate such accounting consequence including, but not limited to:
(i) amending the Plan to conform with the safe harbor definition under the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto), including with respect to an Offering Period underway at the time;
(ii) altering the Purchase Price for any Offering Period or Purchase Period including an Offering Period or Purchase Period underway at the time of the change in Purchase Price;
(iii) shortening any Offering Period or Purchase Period by setting a New Exercise Date, including an Offering Period or Purchase Period underway at the time of the Administrator action;
(iv) reducing the maximum percentage of Compensation a Participant may elect to set aside as Contributions; and
(v) reducing the maximum number of Shares a Participant may purchase during any Offering Period or Purchase Period.
Such modifications or amendments will not require stockholder approval or the consent of any Participants.
21. Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan will be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.
22. Conditions Upon Issuance of Shares. Shares of Common Stock will not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto will comply with all applicable provisions of law, domestic or foreign, including, without limitation, the U.S. Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and will be further subject to the approval of counsel for the Company with respect to such compliance.
As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.
23. Code Section 409A. The 423 Component of the Plan is intended to be exempt from the application of Code Section 409A, and to the extent not exempt, is intended to comply with Code Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to so be exempt from or comply with Code Section 409A. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Administrator determines that an option granted under the Plan may be subject to Code Section 409A or that any provision in the Plan would cause an option under the Plan to be subject to Code Section 409A, the Administrator may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Administrator determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Code Section 409A, but only to the extent any such amendments or action by the Administrator would not violate Code Section 409A. Notwithstanding the foregoing, in no event will the Company or any Parent, Subsidiary or Affiliate have any liability or obligation to reimburse, indemnify, or hold harmless a Participant or any other party if the option to purchase Common Stock under the Plan that is intended to be exempt from or compliant with Code Section 409A is not so exempt or compliant or for any action taken by the Administrator with respect thereto. The Company makes no representation that the option to purchase Common Stock under the Plan is exempt from or compliant with Code Section 409A.
24. Term of Plan. The Plan will become effective upon the later to occur of (a) its adoption by the Board or (b) the business day immediately prior to the Registration Date. It will continue in effect for a term of twenty (20) years, unless sooner terminated under Section 20.
25. Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.
26. Governing Law. The Plan will be governed by, and construed in accordance with, the laws of the State of California (except its choice-of-law provisions).
27. No Right to Employment. Participation in the Plan by a Participant will not be construed as giving a Participant the right to be retained as an employee of the Company or a Subsidiary or Affiliate, as applicable. Further, the Company or a Subsidiary or Affiliate may dismiss a Participant from employment at any time, free from any liability or any claim under the Plan.
28. Severability. If any provision of the Plan is or becomes or is deemed to be invalid, illegal, or unenforceable for any reason in any jurisdiction or as to any Participant, such invalidity, illegality or unenforceability will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as to such jurisdiction or Participant as if the invalid, illegal or unenforceable provision had not been included.
29. Compliance with Applicable Laws. The terms of this Plan are intended to comply with all Applicable Laws and will be construed accordingly.

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The Board of Directors recommends you vote FOR the following:

Nominees	For	Withhold
1a. Tor R. Braham	☐	☐
1b. Peter Y. Chung	☐	☐
1c. Eric Singer	☐	☐
1d. Dhrupad Trivedi	☐	☐
1e. Dana Wolf	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000660551_1 R1.0.0.2

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

A10 NETWORKS, INC.
Annual Meeting of Stockholders
April 17, 2025
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Dhrupad Trivedi, Brian Becker and Scott Weber, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of A10 Networks, Inc., to be held on Thursday, April 17, 2025 at 12:00 p.m. Pacific time, at the Company's executive offices located at 2300 Orchard Parkway, San Jose, California 95131, and at any adjournments or postponements thereof, as follows:

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000660551_2 R1.0.0.2